Exhibit 4.2

NORCRAFT COMPANIES, L.P.

and

NORCRAFT FINANCE CORP.

as Issuers,

the GUARANTORS named herein,

as Guarantors,

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

U.S. BANK NATIONAL ASSOCIATION,

as Collateral Agent

INDENTURE

Dated as of December 9, 2009

10 1/2% Senior Secured Second Lien Notes due 2015

CROSS-REFERENCE TABLE

Trust Indenture Act Section		Indenture Section

310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	7.08; 7.10
	(b)	7.08; 7.10; 12.02
	(c)	N.A.
311	(a)	7.11
	(b)	7.11
	(c)	N.A.
312	(a)	2.05
	(b)	12.03
	(c)	12.03
313	(a)	7.06
	(b)(1)	7.06; 10.02(a)
	(b)(2)	7.06
	(c)	7.06; 12.02
	(d)	7.06
314	(a)	4.09; 4.18; 4.19; 12.02
	(b)	10.02
	(c)(1)	7.02; 12.04; 12.05
	(c)(2)	7.02; 12.04; 12.05
	(c)(3)	N.A.
	(d)	10.02
	(e)	12.05
	(f)	N.A.
315	(a)	7.01(b)
	(b)	7.05
	(c)	7.01
	(d)	6.05; 7.01(c)
	(e)	6.11
316	(a)(last sentence)	2.09
	(a)(1)(A)	6.02
	(a)(1)(B)	6.04
	(a)(2)	9.02
	(b)	6.07
	(c)	9.05
317	(a)(1)	6.08
	(a)(2)	6.09
	(b)	2.04
318	(a)	12.01
	(c)	12.01

N.A. means Not Applicable

Note:	This Cross-Reference Table shall not, for any purpose, be deemed to be a part of the Indenture.

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-ii-

-iii-

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	ARTICLE TWELVE

	MISCELLANEOUS

SECTION 12.01.	Trust Indenture Act Controls	119
SECTION 12.02.	Notices	119
SECTION 12.03.	Communications by Holders with Other Holders	121
SECTION 12.04.	Certificate and Opinion as to Conditions Precedent	121
SECTION 12.05.	Statements Required in Certificate or Opinion	121
SECTION 12.06.	Rules by Trustee, Paying Agent, Registrar	121
SECTION 12.07.	Legal Holidays	122
SECTION 12.08.	Governing Law	122
SECTION 12.09.	No Adverse Interpretation of Other Agreements	122
SECTION 12.10.	No Recourse Against Others	122
SECTION 12.11.	Successors	122
SECTION 12.12.	Duplicate Originals	122
SECTION 12.13.	Severability	122

Schedule 4.05	- Insurance

Exhibit A	- Form of Note
Exhibit B	- Form of Legends
Exhibit C	- Form of Notation of Guarantee

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INDENTURE dated as of December 9, 2009 among NORCRAFT COMPANIES, L.P., a Delaware limited partnership (the “Issuer”), NORCRAFT FINANCE CORP., a Delaware corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”), and each of the Guarantors named herein (the “Guarantors”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States of America, as trustee (in such capacity, the “Trustee”) and as the collateral agent (in such capacity, the “Collateral Agent”).

The Issuers have duly authorized the creation of the Initial Notes on the Issue Date and, thereafter, Additional Notes (which such Additional Notes may have a different issue date, issue price and first interest payment date than the Initial Notes), and to provide therefor, the Issuers have duly authorized the execution and delivery of this Indenture. All things necessary to make the Notes, when duly issued and executed by the Issuers and authenticated and delivered hereunder, the valid and binding obligations of the Issuers and to make this Indenture a valid and binding agreement of the Issuers have been done.

Each party hereto agrees as follows for the benefit of each other party and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

Set forth below are certain defined terms used in this Indenture.

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person.

“Additional Interest” has the meaning set forth in the Registration Rights Agreement.

“Additional Notes” means additional Notes having identical terms and conditions to the Notes issued on the Issue Date, except for issue date, issue price and first interest payment date in an unlimited aggregate principal amount.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of Section 4.14, Affiliates shall be deemed to include, with respect to any Person, any other Person (1) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the Voting Stock of the referent Person, (2) of which 10% or more of the Voting Stock is beneficially owned or held, directly or indirectly, by the referenced Person or (3) with respect to an individual, any immediate family member of such Person. For purposes of this definition and the definition of “Control Investment Affiliate,” “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means any Registrar or Paying Agent.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify; and “amendment” shall have a correlative meaning.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such Note at December 15, 2012, plus (2) all scheduled interest payments due on such note from the Redemption Date through December 15, 2012, computed using a discount rate equal to the Treasury Rate at such Redemption Date, plus 50 basis points over (B) the principal amount of such Note.

“Applicable Procedures” means, with respect to any transfer or transaction involving a Temporary Regulation S Global Note or beneficial interest therein, the rules and procedures of the Depository for such Temporary Regulation S Global Note, to the extent applicable to such transaction and as in effect from time to time.

“asset” means any asset or property.

“Asset Acquisition” means

(1) an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Issuer, or shall be merged with or into the Issuer or any Restricted Subsidiary of the Issuer, or

(2) the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:

(1) transfers of cash or Cash Equivalents;

(2) transfers of assets (including Equity Interests) that are governed by, and made in accordance with Sections 4.09 and 5.01;

(3) Permitted Investments and Restricted Payments permitted under Section 4.11;

(4) the creation or realization of any Permitted Lien;

(5) transfers of damaged, worn-out or obsolete equipment or assets that, in the Issuer’s reasonable judgment, are no longer used or useful in the business of the Issuer or its Restricted Subsidiaries; and

(6) any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $2.0 million.

“Attributable Indebtedness” means, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the Issuer’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“bankruptcy law” means (i) the Bankruptcy Code, (ii) the BIA, (iii) the CCAA, and (iv) any similar federal, state, provincial, territorial or foreign law for the relief of debtors each as now or hereafter in effect, or any successor statute.

“BIA” means the Bankruptcy and Insolvency Act (Canada), as now or hereafter in effect, or any successor statute.

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(1) obligations with a maturity of 360 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

(2) time deposits and certificates of deposit or acceptances with a maturity of 360 days or less of any financial institution having combined capital and surplus and undivided profits of not less than $500 million and is assigned at least a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(3) commercial paper maturing no more than 180 days from the date of creation thereof issued by a corporation that is not the Issuer or an Affiliate of the Issuer, and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;

(4) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above;

(5) demand deposit accounts maintained in the ordinary course of business; and

(6) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (5) above.

“Cash Management Obligations” shall mean, with respect to any Person, the obligations of such Person in connection with (a) credit cards or stored value cards or (b) treasury, depository or cash management or related services, including (i) the automated clearinghouse transfer of funds or overdrafts or (ii) controlled disbursement services.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada), as now or hereafter in effect, and any successor statutes.

“Change of Control” means the occurrence of any of the following events after the Issue Date:

(1) prior to a Public Equity Offering after the Issue Date, the Permitted Holders cease to own, or to have the power to vote or direct the voting of, directly or indirectly, Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Issuer;

(2) following a Public Equity Offering after the Issue Date, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, except that in no event shall the parties to the LP Agreement be deemed a “group” solely by virtue of being parties to the LP Agreement), other than one or more Permitted Holders becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause that person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, by way of merger, consolidation or other business combination or acquisition of beneficial ownership, of 50% or more of the total voting power of the Voting Stock of the Issuer; provided that for purposes of calculating the “beneficial ownership” of any person or group, any Voting Stock of which any Permitted Holder is the beneficial owner shall not be included in determining the amount of Voting Stock “beneficially owned” by such person or group;

(3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors or nomination for election was approved by one or more Permitted Holders prior to a Public Equity Offering or whose election to such Board of Directors or whose nomination for election was approved by a majority of the voting power of the members of the Board of Directors of the Issuer, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Issuer;

(4)(a) all or substantially all of the assets of the Issuer and the Restricted Subsidiaries, taken as a whole, are sold or otherwise transferred (other than by way of merger or consolidation) to any Person other than a Wholly-Owned Restricted Subsidiary or one or more Permitted Holders or (b) Parent, Intermediate Holdings or the Issuer consolidates or merges with or into another Person or any Person consolidates or merges with or into Parent, Intermediate Holdings or the Issuer, in either case under this clause (4), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons owning, directly or indirectly, Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Issuer immediately prior to such consummation do not own, directly or indirectly, Voting Stock representing a majority of the total voting power of the Voting Stock of the Issuer or the surviving or transferee Person; or

(5) the Issuer shall adopt a plan of liquidation or dissolution or any such plan shall be approved by its equityholders.

“Code” means the Internal Revenue Code of 1986.

“Collateral” shall mean (i) all “Pledged Collateral” as defined in (x) the U.S. Second Lien Security Agreement, dated as of the date hereof, by the Issuers, the guarantors from time to time party thereto, and U.S. Bank National Association as Collateral Agent (as the same may be amended or otherwise modified from time to time) and (y) the Canadian Second Lien Security Agreement, dated as of the date hereof, by Norcraft Canada Corporation and the guarantors from time to time party thereto, and U.S. Bank National Association as Collateral Agent (as the same may be amended or otherwise modified from time to time) and (ii) all other assets pledged from time to time to secure the Obligations under the Notes. “Collateral” shall include any Mortgaged Property but shall exclude all Excluded Property.

“Consolidated Amortization Expense” for any period means the amortization expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including, without limitation, the amortization of capitalized store displays.

“Consolidated Cash Flow” for any period means, without duplication, the sum of the amounts for such period of

(1) Consolidated Net Income, plus

(2) in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary only if a corresponding amount would be permitted at the date of determination to be distributed to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders,

(a) Consolidated Income Tax Expense and, without duplication, Permitted Tax Distributions,

(b) Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),

(c) Consolidated Depreciation Expense,

(d) Consolidated Interest Expense,

(e) all other non-cash items reducing Consolidated Net Income (including without limitation non-cash write-offs of goodwill, intangibles and long-lived assets, but excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, and

(f) costs and expenses incurred in connection with the Transactions and the Exchange Offer pursuant to the Registration Rights Agreement (including without limitation amortization of debt issuance costs, debt discount or premium and other financing fees and expenses directly relating), in each case determined on a consolidated basis in accordance with GAAP, minus

(3) the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income (other than the accrual of revenue, recording of receivables or the reversal of reserves in the ordinary course of business) for such period.

“Consolidated Depreciation Expense” for any period means the depreciation expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” for any period means the provision for taxes of the Issuer and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means the ratio of Consolidated Cash Flow during the most recent four consecutive full fiscal quarters for which financial statements are available (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the “Transaction Date”) to Consolidated Interest Expense for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence of any Indebtedness or the issuance of any Preferred Stock of the Issuer or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

(2) any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) associated with any such Asset Acquisition occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

If the Issuer or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Issuer or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on this Indebtedness in effect on the Transaction Date;

(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(3) notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including without duplication,

(1) imputed interest on Capitalized Lease Obligations and Attributable Indebtedness,

(2) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(3) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses,

(4) the interest portion of any deferred payment obligations,

(5) all other non-cash interest expense,

(6) capitalized interest,

(7) the product of (a) all dividend payments on any series of Disqualified Equity Interests of the Issuer or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Issuer or a Wholly-Owned Restricted Subsidiary or to the extent paid in Qualified Equity Interests), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Issuer and the Restricted Subsidiaries, expressed as a decimal,

(8) all interest payable with respect to discontinued operations, and

(9) all interest on any Indebtedness of any other Person guaranteed by the Issuer or any Restricted Subsidiary;

provided that, to the extent directly related to the Transactions or the Exchange Offer pursuant to the Registration Rights Agreement, amortization of debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded. Consolidated Interest Expense shall be calculated after giving effect to Hedging Obligations (including associated costs) described in clause (1) of the definition of “Hedging Obligations,” but excluding unrealized gains and losses with respect to Hedging Obligations.

“Consolidated Net Income” for any period means the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(1) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any of its Restricted Subsidiaries during such period;

(2) except to the extent includible in the consolidated net income of the Issuer pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

(3) the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period, except that the Issuer’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

(4) for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Issuer by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(5) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Issuer or any Restricted Subsidiary or (b) any Asset Sale (without regard to the $2.0 million limitation set forth in clause (6) of the definition thereof) by the Issuer or any Restricted Subsidiary;

(6) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(7) unrealized gains and losses with respect to Hedging Obligations;

(8) any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), realized by the Issuer or any Restricted Subsidiary during such period;

(9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to goodwill, intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP; and

(10) effects of adjustments (including the effects of such adjustments pushed down to the Issuer and Restricted Subsidiaries) in Issuer’s consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of purchase accounting, as the case may be, in relation to any consummated transaction or the amortization or write-off of any amounts thereof, net of taxes.

In addition:

(a) Consolidated Net Income shall be reduced (to the extent not already reduced thereby) by the amount of any payments to or on behalf of Parent or Intermediate Holdings permitted by clause (5) or (6) of Section 4.11(b); and

(b) any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to Section 4.11(a)(3)(D) or decreased the amount of

Investments outstanding pursuant to clause (15) of the definition of “Permitted Investments” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

For purposes of this definition of “Consolidated Net Income,” “nonrecurring” means any gain or loss as of any date that is not reasonably likely to recur within the two years following such date; provided that if there was a gain or loss similar to such gain or loss within the two years preceding such date, such gain or loss shall not be deemed nonrecurring.

Notwithstanding the foregoing, for the purposes of the covenant described under Section 4.11 only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of investments or return of capital to the Issuer or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under Section 4.11(a)(3)(D).

“Consolidated Net Leverage Ratio” means, as of the date giving rise to the need to calculate the Consolidated Net Leverage Ratio (the “Applicable Date”), the ratio of (i) total pro forma Indebtedness (net of unrestricted cash and cash equivalents in excess of $20 million on the consolidated balance sheet of the Issuer calculated in accordance with GAAP) of the Issuer and the Restricted Subsidiaries (“Total Indebtedness”) as of the Applicable Date, after giving effect to all incurrences and repayments of Indebtedness on the Applicable Date, to (ii) Consolidated Cash Flow for the Four-Quarter Period ending on or prior to the Applicable Date.

For purposes of this definition, Consolidated Cash Flow and Total Indebtedness shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence of any Indebtedness or the issuance of any Preferred Stock of the Issuer or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Applicable Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

(2) any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Applicable Date, as if such Asset Sale or Asset Acquisition

(including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

If the Issuer or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Issuer or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

“Control Investment Affiliate” means, as to any Person, any other Person (a) which directly or indirectly is in control of, is controlled by, or is under common control with, such Person and is organized by such Person (or any Person controlling such Person) primarily for making equity or debt investments in Parent, Intermediate Holdings, the Issuer or other portfolio companies or (b) as to which such Person has the right to exercise the rights in all of the Voting Stock held by such other Person, directly or indirectly, in the Issuer.

“Controlling Secured Parties” means the majority in aggregate principal amount of the Holders of the Notes then outstanding and the holders of Other Pari Passu Secured Indebtedness then outstanding, voting as one class.

“Corporate Trust Office” means the corporate trust office of the Trustee located at 60 Livingston Avenue, St. Paul, MN 55107, Attention: Corporate Trust Administration, or such other office, designated by the Trustee by written notice to the Issuers, at which at any particular time its corporate trust business shall be administered.

“Credit Agreement” means the Credit Agreement dated on or about the Issue Date by and among the Issuer, as borrower, certain guarantors party thereto, UBS AG, Stamford Branch, as administrative agent, collateral agent and issuing lender, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith, and in each case as amended, amended and restated, supplemented, modified, refinanced, replaced or otherwise restructured, in whole or in part, from time to time.

“Credit Facilities” means one or more debt facilities (which may be outstanding at the same time and including, without limitation, the Credit Agreement) or commercial paper facilities with banks or other institutional lenders or investors or indentures or other agreements providing for revolving credit loans, term loans or letters of credit or other long-term indebtedness and, in each case, as such agreements may be amended, amended and restated, supplemented, modified, refinanced, replaced or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

“Credit Facility Obligations” means the indebtedness outstanding under Credit Facilities that is secured by a Permitted Lien described in clause (16) of the definition thereof, and all other obligations of the Issuer, the Co-Issuer or any Guarantor under such Credit Facilities, all Cash Management Obligations permitted by this Indenture and secured by the collateral securing any Obligations under any of the Credit Facilities, and all Hedging Obligations permitted by this Indenture and secured by the collateral securing any Obligations under any of the Credit Facilities.

“Custodian” means any receiver, interim receiver, receiver and manager, trustee, assignee, administrator, liquidator, monitor or similar official under any applicable bankruptcy law.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Depository” means The Depository Trust Company, New York, New York, or a successor thereto registered under the Exchange Act or other applicable statute or regulation.

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a change in control or asset sale occurring prior to the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change in control or asset sale provisions applicable to such Equity Interests are no more favorable to such holders than the provisions set forth in Section 4.09 and Section 4.13 respectively, and such Equity Interests specifically provide that the Issuer will not redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to the provisions described under Section 4.09 and Section 4.13 respectively.

“Distribution Compliance Period” means, with respect to any Notes, the period of 40 consecutive days beginning on and including the later of (i) the day on which such Notes are first offered to Persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S and (ii) the issue date with respect to such Notes.

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Law” shall mean any and all present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health, and any and all Environmental Permits.

“Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Notes” has the meaning set forth in the Registration Rights Agreement.

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Excluded Assets” means (a) any right, title or interest in any permit, lease, license, contract or agreement held by the Issuer, the Co-Issuer or any Guarantor or to which any of the Issuer, Co-Issuer or Guarantor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that the creation of a security interest would, under the terms of such permit, lease, license, contract or agreement, result in a breach of the terms of, or constitute a default under, any permit, lease, license, contract or agreement held by the Issuer, the Co-Issuer or any Guarantor or to which any of the Issuer, Co-Issuer or any Guarantor is a party (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, such right, title or interest in such permit, lease, license, contract or agreement shall cease to be an “Excluded Asset”; (b) any property or asset to the extent that the grant of a security interest in such property or asset is prohibited by any requirement of applicable law or requires a consent of any Governmental Authority pursuant to applicable law; (c) any asset that is subject to a Lien securing Purchase Money Indebtedness or a Capitalized Lease Obligation permitted to be incurred pursuant to this Indenture; (d) any interest in real property other than fee interests, and any fee interest in real property if the Fair Market Value of such fee interest, together with any improvements thereon, is less than $1,000,000; (e) any motor vehicles or other assets that are subject to certificates of title; and (f) any asset that would constitute Collateral but as to which the representative under the Credit Facilities shall not have required a lien or security interest. For the avoidance of doubt, “Excluded Assets” shall not include any right to receive any payment of money or the proceeds, substitutions or replacements of any Excluded Asset (unless such proceeds, substitutions or replacements would constitute an Excluded Asset).

“Excluded Property” means (A) Excluded Assets, (B) shares of any first-tier Subsidiary of the Issuer that is a “controlled foreign corporation” (as defined in Section 957(a) of the Code) in excess of 65% of all of the issued and outstanding Equity Interests in such Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2)), and (C) Capital Stock or other securities of any direct or indirect Subsidiary of the Issuer to the extent necessary for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 or Rule 3-10 of Regulation S-X under the Exchange Act, due to the fact that such Subsidiary’s Capital Stock or other securities secures the Notes or Note Guarantees, to file separate financial statements with the SEC (or any other governmental agency).

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by the Board of Directors of the Issuer or a duly authorized committee thereof, as evidenced by a resolution of such Board or committee.

“First Lien Security Document” means any security document granting or evidencing a security interest to secure the obligations under the Credit Facility Obligations.

“First Priority Liens” means Liens on the Collateral securing Credit Facility Obligations on a first-priority basis.

“Foreign Subsidiary” means any Restricted Subsidiary of the Issuer which (i) is not organized under the laws of (x) the United States or any state thereof or (y) the District of Columbia and (ii) conducts substantially all of its business operations outside the United States of America.

“Four-Quarter Period” shall have the meaning ascribed to such term in the definition of “Consolidated Interest Coverage Ratio.”

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

“General Partner” means Norcraft GP, L.L.C., a Delaware limited liability company, or any successor sole general partner or managing general partner of the Issuer.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union, the European Central Bank or the Organization for Economic Cooperation and Development).

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantors” means Norcraft Canada Corporation and each Person that is required to, or at the election of the Issuer does, become a Guarantor by the terms of this Indenture on or after the Issue Date, in each case, until such Person is released from its Note Guarantee in accordance with the terms of this Indenture.

“Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to (1) any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement, (2) agreements or arrangements relating to, or designed to protect such Person against, fluctuations in foreign currency exchange rates, or (3) any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement.

“Holder” means any registered holder, from time to time, of the Notes.

“incur” means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount shall be deemed to be an incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication:

(1) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;

(5) the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such Person;

(6) all Capitalized Lease Obligations of such Person;

(7) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;

(9) all Attributable Indebtedness;

(10) to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

(11) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person.

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured. For purposes of clause (5), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to this Indenture.

“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with the terms hereof.

“Independent Director” means, with respect to any transaction, a director of the Issuer who is disinterested with respect to such transaction.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Issuer’s Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Issuer and its Affiliates.

“Intercreditor Agreement” means the Intercreditor Agreement, to be dated as of the Issue Date, by and among UBS AG, Stamford Branch, in its capacity as administrative agent and collateral agent pursuant to the Credit Agreement, the holders of any Other Pari Passu Secured Indebtedness from time to time (or any agent or representative on their behalf), the Trustee, the Collateral Agent, the Issuer and the Guarantors.

“Intermediate Holdings” means Norcraft Intermediate Holdings, L.P., a Delaware limited partnership, and its successors and assigns.

“Initial Notes” means an issue of 10 1/2% Senior Secured Second Lien Notes due 2015 issued on the Issue Date.

“Initial Purchasers” means UBS Securities LLC and Jefferies & Company, Inc.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Issuer and Guarantor which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 4.05 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules,

regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Issuer and Guarantor which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“interest” means, with respect to the Notes, interest and Additional Interest, if any, on the Notes.

“Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes.

“Intermediate General Partner” means Norcraft Intermediate GP, L.L.C., a Delaware limited liability company, or any successor sole general partner or managing general partner of Intermediate Holdings.

“Investments” of any Person means:

(1) all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(2) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof);

(3) all other items that would be classified as investments (including purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP; and

(4) the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with Section 4.19. If the Issuer or any Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Subsidiary not sold or disposed of, which amount shall be determined by the Board of Directors. The acquisition by the Issuer or any Restricted Subsidiary of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Issuer or such Restricted Subsidiary in the third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in the third Person. Notwithstanding the foregoing, purchases or redemptions of Equity Interests of the Issuer shall be deemed not to be Investments.

“Issue Date” means December 9, 2009.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than cautionary filings in respect of operating leases).

“LP Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Parent dated June 25, 2007 that is described in the Offering Memorandum under “Certain Relationships and Transactions” and “Security Ownership of Certain Beneficial Owners and Management.”

“Management and Monitoring Agreement” means the management and monitoring agreement described in the Offering Memorandum under “Certain Relationships and Related Transactions.”

“Maturity Date” means December 15, 2015.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Mortgage” means any mortgage or deed of trust with respect to Real Property owned in fee simple by the Issuer, Co-Issuer or any Guarantor, including any assignment of leases and rents, security agreement and fixture filing relating thereto, entered into by the Issuer, Co-Issuer or any Guarantor in favor of the Collateral Agent for its benefit and the benefit of the Trustee and the Holders of Notes, which shall be in form and substance reasonably acceptable to the Collateral Agent and subject to the terms of the Intercreditor Agreement, in each case with such schedules and including such provisions or other changes as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law (it being understood that any form reasonably satisfactory to a representative under a Credit Facility shall be deemed reasonably satisfactory to the Collateral Agent).

“Mortgaged Property” shall have the meaning ascribed to the term “Mortgaged Property” or “Trust Property”, as applicable, in the Security Documents.

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of

(1) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) of such Asset Sale;

(2) provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3) amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(4) payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

(5) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

“Non-Recourse Debt” means Indebtedness of an Unrestricted Subsidiary:

(1) as to which neither the Issuer nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Issuer or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the Equity Interests or assets of the Issuer or any Restricted Subsidiary.

“Non-U.S. Person” has the meaning assigned to such term in Regulation S.

“Note Guarantee” means the guarantee by each Guarantor of the Issuers’ payment obligations under this Indenture and the Notes, executed pursuant to this Indenture.

“Notes” means, collectively, the Initial Notes, Additional Notes and Exchange Notes, treated as a single class of securities under this Indenture, as amended or supplemented from time to time in accordance with the terms of this Indenture; provided any such Additional Notes may have a different issue date, issue price and first interest payment date than the Notes issued on the Issue Date.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository), or any successor Person thereto and shall initially be the Trustee.

“Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum of the Issuers dated December 2, 2009 relating to the Notes.

“Officer” means any of the following of the Issuer: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary. Any Officer of the General Partner shall be deemed to be an Officer of the Issuer.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuers, a Guarantor or the Trustee.

“Other Pari Passu Secured Indebtedness” means any Indebtedness of the Issuer, the Co-Issuer or any Guarantor that is pari passu in right of payment to the Notes or any Note Guarantee, as the case may be, and is secured by a Lien on the Collateral that has the same priority as the Lien securing the Notes and the Note Guarantees and that is designated in writing as such by the Issuer to the Trustee and the holders or a representative of the holders of which enter into an appropriate agency agreement or joinder to existing Security Documents with the Collateral Agent, as applicable, or other appropriate agency agreements or security documents with another collateral agent, as applicable, provided that no additional agreement will be required for Additional Notes and related Note Guarantees and any Exchange Notes and related Note Guarantees issued in exchange therefor. “Other Pari Passu Secured Indebtedness” does not include the Notes and the Note Guarantees issued on the Issue Date or any Exchange Notes and related Note Guarantees, but includes any Additional Notes and related Note Guarantees and any Exchange Notes and related Note Guarantees issued in exchange therefor.

“Parent” means Norcraft Holdings, L.P., a Delaware limited partnership, and its successors and assigns.

“Parent Debt” means Parent’s 9 3/4% Senior Discount Notes or any Indebtedness of Parent or Intermediate Holdings, as the case may be, issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used to Retire contemporaneously with the incurrence of such Indebtedness in whole or in part, or constituting an amendment of, Parent’s 9 3/4% Senior Discount Notes, provided that any Indebtedness which refinances any Indebtedness that has been so refinanced or redeemed shall not be deemed “Parent Debt” (the “Refinanced Indebtedness”) in a principal amount not in excess of the principal amount (plus premium, if any) of the Refinanced Indebtedness so retired or amended (or, if such Parent Debt refinances Indebtedness under a revolving credit facility or other agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such revolving credit facility or other agreement); provided that the Parent Debt is the obligation of the Parent or Intermediate Holdings, as the case may be, only.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that ranks pari passu in right of payment with the Notes or the Note Guarantees, as applicable and is secured by a Lien on the Collateral that has the same priority as the Lien securing the Notes and the Note Guarantees.

“Permitted Business” means the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date as described in the Offering Memorandum and businesses that are reasonably related thereto or reasonable extensions thereof.

“Permitted Collateral Liens” means (a) in the case of Collateral other than Mortgaged Property and any pledged securities, Permitted Liens, (b) in the case of Mortgaged Property, “Permitted Collateral Liens” shall mean the Liens described in clauses (1), (2), (5), (6), (10), (12), (13), (18), (19) (insofar as it relates to Liens to secure Obligations in respect of Refinancing Indebtedness of Indebtedness secured by Liens referred to in clauses (12) and (13) of the definition of “Permitted Liens”), (26), (27) and (29) of the definition of Permitted Liens and (c) in the case of Collateral consisting of pledged securities, none.

“Permitted Holders” means (a) SKM Equity Fund III, L.P. and its Control Investment Affiliates, (b) Trimaran Fund II, L.L.C. and its Control Investment Affiliates, (c) KarpReilly Capital Partners, L.P., KarpReilly Co-Investment Fund, L.P. and their Control Investment Affiliates, (d) Mr. Mark Buller and his Related Parties, (e) for so long as the Issuer shall be a limited partnership, the General Partner and (f) for so long as Intermediate Holdings shall be a limited partnership, the Intermediate General Partner.

“Permitted Investments” means:

(1) Investments by the Issuer, the Co-Issuer or any Restricted Subsidiary in (a) any Restricted Subsidiary or (b) in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Issuer or a Restricted Subsidiary;

(2) Investments in the Issuer by any Restricted Subsidiary;

(3) loans and advances to directors, employees and officers of the Issuer and the Restricted Subsidiaries for bona fide business purposes and to purchase Equity Interests of the Issuer (or any direct or indirect parent company of the Issuer) not in excess of $2.0 million at any one time outstanding;

(4) Hedging Obligations incurred pursuant to clause (4) of Section 4.10(b);

(5) cash and Cash Equivalents;

(6) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(8) Investments made by the Issuer or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with clauses (1) and (2) of Section 4.13(a);

(9) lease, utility and other similar deposits in the ordinary course of business;

(10) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(11) Investments, to the extent the payment for which is made in Qualified Equity Interests;

(12) Investments existing on the Issue Date;

(13) Investments represented by guarantees otherwise permitted to be made by this Indenture;

(14) Investments in Restricted Subsidiaries that are not Guarantors in an aggregate amount not to exceed $5.0 million at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value); and

(15) other Investments in an aggregate amount not to exceed $15.0 million at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value).

The amount of Investments outstanding at any time pursuant to clause (15) above shall be deemed to be reduced:

(a) upon the disposition or repayment of or return on any Investment made pursuant to clause (15) above, by an amount equal to the return of capital with respect to such Investment to the Issuer or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes; and

(b) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation; and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (15) above.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Issuer or the Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP and such proceedings have the effect of preventing forfeiture or sale of the property or assets subject to any such Lien;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith by appropriate proceedings, if adequate reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof and such proceedings have the effect of preventing forfeiture or sale of the property or assets subject to any such Lien;

(3) pledges incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(5) judgment Liens not giving rise to a Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;

(6) easements, rights-of-way, zoning restrictions and other similar charges, restrictions or encumbrances in respect of real property or immaterial imperfections of title which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Issuer and the Restricted Subsidiaries taken as a whole, including without limitation, encumbrances and exceptions to title expressly set forth as an exception to the policies of title insurance obtained to insure the lien of each Mortgage granted in connection with the Notes or the Credit Facilities;

(7) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(8) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff;

(9) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(10) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Issuer or any Restricted Subsidiary;

(11) Liens arising from filing Uniform Commercial Code (or equivalent statutes) financing statements regarding leases entered into in the ordinary course of business;

(12) Liens securing the Notes (other than any Additional Notes) and any Note Guarantee and Liens securing the Exchange Notes and any guarantees in respect thereof to be issued pursuant to the Registration Rights Agreement;

(13) Liens securing Obligations in respect of Indebtedness permitted under Section 4.10(b)(15)(a) and Section 4.10(b)(15)(c) (to the extent consisting of exchange notes and guarantees in respect of Indebtedness incurred under Section 4.10(b)(15)(a)); but only to the extent and for so long as the Notes and the Note Guarantees are secured on an equal and ratable and pari passu basis by Liens on such property and the Liens securing such Obligations are subject to the Intercreditor Agreement;

(14) Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date; provided that such Liens shall not encumber any Mortgaged Property;

(15) Liens in favor of the Issuer or a Guarantor;

(16) Liens securing Obligations in respect of Indebtedness under the Credit Facilities, but only to the extent such Indebtedness is incurred in reliance on and outstanding under Section 4.10(b)(1) and only for so long as the Notes and the Note Guarantees are secured by Second-Priority Liens on such property subject to the exclusions described in Article Ten and the Security Documents and the Liens securing such Obligations are subject to the Intercreditor Agreement;

(17) Liens securing Purchase Money Indebtedness;

(18) Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Issuer or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(19) Liens to secure Obligations in respect of Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (12), (13), (14) and (17); provided that in each case such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof) and only for so long as any Liens securing Obligations in respect of Refinancing Indebtedness in respect of clause (13) are subject to the Intercreditor Agreement;

(20) Liens to secure Attributable Indebtedness incurred pursuant to Section 4.20; provided that any such Lien shall not extend to or cover any assets of the Issuer or any Restricted Subsidiary other than the assets which are the subject of the Sale and Leaseback Transaction in which the Attributable Indebtedness is incurred;

(21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(22) Liens on assets of a Restricted Subsidiary securing Obligations in respect of Indebtedness granted by a Restricted Subsidiary that is not a Guarantor;

(23) Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary with respect to obligations (other than Indebtedness) that do not in the aggregate exceed $5.0 million at any one time outstanding; provided that such Lien shall in no event extend to any Mortgaged Property.

(24) Liens securing Hedging Obligations permitted to be incurred under Section 4.10(b)(4);

(25) Liens to secure Obligations in respect of Cash Management Obligations permitted to be incurred under Section 4.10(b)(16);

(26) rights of a supplier of unpaid goods to have access to and repossess such goods under the BIA and under the provisions in the legislation of Canadian provinces;

(27) the reservations, limitations, provisos and conditions, if any, expressed in any original grants of real or immovable property from the Crown under Canadian Law;

(28) licenses of intellectual property granted by the Issuer, the Co-Issuer or any Restricted Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Issuer, the Co-Issuer or the Restricted Subsidiaries; and

(29) encumbrances or exceptions expressly permitted pursuant to the Mortgages;

provided, however, that no consensual Liens shall be permitted to exist, directly or indirectly, on any Collateral, other than Permitted Collateral Liens and Liens granted pursuant to the Security Documents (including Mortgages), any First Lien Security Document or any Second Lien Security Document.

“Permitted Tax Distributions” means:

(1) in the event that the Issuer is treated as a corporation for federal income tax purposes, payments, dividends or distributions to Intermediate Holdings and/or Parent in order to pay consolidated or combined federal, state or local taxes to the extent that such taxes are attributable to the income of the Issuer and its Subsidiaries; or

(2) in the event that the Issuer is not treated as a corporation for federal income tax purposes, payments, dividends or distributions to the then current or former equity holders of the Issuer in an amount equal to, with respect to any taxable year of the Issuer, the product of (x) the highest combined federal, state (or provincial) and local statutory tax rate (after taking into account the deductibility of state (or provincial) and local income tax for federal income tax purposes) applicable to any direct (or, where the direct equity holder is a pass-through entity, indirect) equity holder of the Issuer multiplied by (y) the taxable income of the Issuer and its Subsidiaries determined on the basis that the Issuer is a partnership for federal income tax purposes for such year; provided, however, that the combined tax rate in clause (x) of this paragraph shall not exceed the highest combined tax rate that shall be applicable to a direct (or, where the direct equity holder is a pass-through entity, indirect) equity holder of the Issuer residing only in the United States for tax purposes;

minus, in the case of clauses (1) and (2) of this definition, any federal, state and local income taxes paid or payable by the Issuer and its Subsidiaries directly to taxing authorities on behalf of their direct or indirect equity holders in respect of the income tax liability of such equity holders, if any.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Plan of Liquidation” with respect to any Person means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“Public Equity Offering” means an underwritten public offering of Qualified Equity Interests of Parent or any parent thereof generating gross proceeds of at least $50.0 million in the aggregate since the Issue Date, pursuant to an effective registration statement filed under the Securities Act.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost, (2) such Indebtedness shall not be secured by any asset other than the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property (other than any Mortgaged Property) to which such asset is attached and (3) such Indebtedness shall be incurred within 180 days after such acquisition of such asset by the Issuer or such Restricted Subsidiary or such installation, construction or improvement.

“Qualified Equity Interests” means Equity Interests of the Issuer other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of the Issuer or financed, directly or indirectly, using funds (1) borrowed from the Issuer or any Subsidiary of the Issuer until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by the Issuer or any Subsidiary of the Issuer (including, without limitation, in respect of any employee stock ownership or benefit plan).

“Qualified Equity Offering” means the issuance and sale of Qualified Equity Interests of Parent to Persons; provided, however, that cash proceeds therefrom equal to not less than 100% of the aggregate principal amount of any Notes to be redeemed are received by the Issuer as a capital contribution immediately prior to such redemption.

“Qualified Institutional Buyer” or “QIB” shall have the meaning specified in Rule 144A under the Securities Act.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Record Date” means the applicable Record Date specified in the Notes; provided that if any such date is not a Business Day, the Record Date shall be the first day immediately preceding such specified day that is a Business Day.

“redeem” means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and “redemption” shall have a correlative meaning; provided that this definition shall not apply for purposes of Section 5 or Section 6 of the Notes or Article Three.

“Redemption Date” means, when used with respect to any Note to be redeemed, the date fixed for such redemption pursuant to this Indenture and the Notes.

“Redemption Price” means, when used with respect to any Note to be redeemed, the price fixed for such redemption, payable in immediately available funds, pursuant to this Indenture and the Notes.

“refinance” means to refinance, repay, prepay, replace, renew or refund.

“Refinancing Indebtedness” means Indebtedness of the Issuer or a Restricted Subsidiary issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used substantially concurrently to redeem or refinance in whole or in part, or constituting an amendment of, any Indebtedness of the Issuer or any Restricted Subsidiary (the “Refinanced Indebtedness”) in a principal amount not in excess of the principal amount (plus premium, if any) of the Refinanced Indebtedness so repaid or amended (or, if such Refinancing Indebtedness refinances Indebtedness under a revolving credit facility or other agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such revolving credit facility or other agreement); provided that:

(1) the Refinancing Indebtedness is the obligation of the same Person as that of the Refinanced Indebtedness;

(2) if the Refinanced Indebtedness was subordinated to or pari passu with the Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is expressly pari passu with (in the case of Refinanced Indebtedness that was pari passu with) or subordinate in right of payment to (in the case of Refinanced Indebtedness that was subordinated to) the Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(3) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the maturity date of the Notes;

(4) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes; and

(5) the Refinancing Indebtedness is secured only to the extent, if at all, and by the assets, that the Refinanced Indebtedness being repaid or amended is secured, and such security interest encumbering such assets is of the same priority as, or a lower priority than, the security interest that secured the Refinanced Indebtedness being repaid or amended.

“Registration Rights Agreement” means (i) the Registration Rights Agreement dated as of December 9, 2009 among the Issuers, Norcraft Canada Corporation as guarantor and the Initial Purchasers or (ii) another registration rights agreement entered into after the Issue Date relating to any Additional Notes.

“Regulation S” means Regulation S under the Securities Act.

“Related Party” means any family member of Mr. Mark Buller or any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or owners of which are Mr. Mark Buller and/or any members of his family.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Requirements of Law” shall mean, collectively, any and all applicable requirements of any Governmental Authority including any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes or case law.

“Responsible Officer” means, when used with respect to the Trustee, any officer in the Corporate Trust Office of the Trustee to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject and shall also mean any officer who shall have direct responsibility for the administration of this Indenture.

“Restricted Payment” means any of the following:

(1) the declaration or payment of any dividend or any other distribution on Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding (a) dividends or distributions payable solely in Qualified Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Issuer or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;

(2) the redemption of any Equity Interests of the Issuer, any Restricted Subsidiary, the General Partner or any equity holder of the Issuer, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding any such Equity Interests held by the Issuer or any Restricted Subsidiary;

(3) any Investment other than a Permitted Investment; or

(4) any redemption prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness.

“Restricted Security” means a Note that constitutes a “Restricted Security” within the meaning of Rule 144(a)(3) under the Securities Act; provided, however, that the Trustee shall be entitled to request and conclusively rely on an Opinion of Counsel with respect to whether any Note constitutes a Restricted Security.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“Retire” means, with respect to Parent Debt, to defease, redeem, purchase, repurchase, prepay, repay, discharge or otherwise acquire or retire such Parent Debt, provided, that, upon Retirement, such Parent Debt shall be cancelled and no longer outstanding for purposes of the indenture governing such Parent Debt and notwithstanding any other provision of the indenture governing such Parent Debt, such Parent Debt that has been Retired in accordance with the provisions hereof shall not be eligible to be purchased or otherwise acquired, nor shall any interest payments on any such Indebtedness be permitted, in each case, subsequent to such Retirement and further provided, that, Parent Debt shall be deemed Retired contemporaneously with the issuance of any new Indebtedness if (x) the net proceeds of such Indebtedness shall be used to defease, redeem, purchase, repurchase, prepay, repay, discharge or otherwise acquire or retire

Parent Debt within 90 days of the incurrence of such Indebtedness, and (y) during such 90-day period and prior to any such defeasance, redemption, purchase, repurchase, prepayment, repayment, discharge or other acquisition or retirement, Parent shall deposit such net proceeds with an escrow agent reasonably satisfactory to the trustee or other representative for the holders of the Parent Debt pursuant to an escrow agreement in form and substance reasonably satisfactory to such trustee or representative, which, for the avoidance of doubt, shall provide that any such net proceeds shall be released from escrow solely to defease, redeem, purchase, repurchase, prepay, repay, discharge or otherwise acquire Parent Debt.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard & Poor’s Ratings Service, a division of the McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transactions” means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Lien Security Document” means any security document granting or evidencing a security interest to secure the obligations under any Other Pari Passu Secured Indebtedness.

“Second-Priority Liens” means the liens on the Collateral created in favor of the Collateral Agent for its benefit and the benefit of the Trustee and the Holders of the Notes, subject solely to Permitted Liens and Liens on the Collateral securing Credit Facility Obligations on a first-priority basis.

“Secretary’s Certificate” means a certificate signed by the Secretary of the Issuer.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Documents” means the security documents granting or evidencing a security interest in or liens on any assets of any Person to secure the Obligations under this Indenture, the Notes, the Note Guarantees, the security documents executed in connection therewith and to the extent such Indebtedness is secured pursuant to the same documentation as the Notes are secured, any Other Pari Passu Secured Indebtedness, in each case as each may be amended, restated, supplemented or otherwise modified from time to time.

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (8) or (9) under Section 6.01 has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which such payment of interest or principal is scheduled to be paid in the documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary that is subordinated in right of payment to the Notes or the Note Guarantees, respectively.

“Subsidiary” means, with respect to any Person:

(1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.

“TIA” means the Trust Indenture Act of 1939, as amended.

“Transactions” means (a) the entering into and initial borrowing, if any, under the Credit Agreement, (b) the issuance of the Notes offered by the Offering Memorandum (including the grant of the security interests and Liens pursuant to the Security Documents, (c) the funding of a distribution to Parent to finance the consummation of a tender offer for up to $64,300,000 aggregate principal amount of Parent’s and Norcraft Capital Corp.’s 9 3/4% Senior Discount Notes due 2012, (d) the redemption and discharge of the Issuer’s and Co-Issuer’s 9% Senior Subordinated Notes due 2011, and (e) all transactions (including the payment of fees and expenses) related to any of the foregoing.

“Transfer Restricted Notes” means Notes that bear or are required to bear the legend set forth in clauses (ii) or (iv) of Exhibit B hereto.

“Treasury Rate” means, with respect to any Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to December 15, 2012; provided, however, that if the period from such Redemption Date to December 15, 2012 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Redemption Date to December 15, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and thereafter means such successor.

“Two Thirds Controlling Secured Parties” means at least 66 2/3% in aggregate principal amount of the Holders of the Notes then outstanding and the holders of Other Pari Passu Secured Indebtedness then outstanding, voting as one class.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Collateral Agent may otherwise determine).

“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with Section 4.19 and (2) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct non-callable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“U.S. Legal Tender” means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

“Voting Stock” with respect to any Person means securities of any class of Equity Interests of such Person (in the case of a partnership, the sole general partner or managing general partner of such Person) entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Issuer or through one or more Wholly-Owned Restricted Subsidiaries.

SECTION 1.02. Other Definitions.

Term	Defined in Section

“Affiliate Transaction”	4.14
“Agent Members”	2.01
“Authentication Order”	2.02
“Certificated Note”	2.01
“Change of Control Offer”	4.09
“Change of Control Payment Date”	4.09
“Change of Control Purchase Price”	4.09
“Covenant Defeasance”	8.02
“Coverage Ratio Exception”	4.10
“Denominated Currency”	11.08
“Designation”	4.19
“Designation Amount”	4.19
“Event of Default”	6.01
“Excess Proceeds”	4.13
“Guarantee Obligations”	11.01
“Global Notes”	2.01
“Legal Defeasance”	8.02
“Material Adverse Effect”	4.03
“Net Proceeds Deficiency”	4.13
“Net Proceeds Offer”	4.13
“Net Proceeds Payment Date”	4.13
“Offered Price”	4.13
“Other Currency”	11.08

Term	Defined in Section

“Pari Passu Indebtedness Price”	4.13
“Paying Agent”	2.03
“Payment Amount”	4.13
“Permitted Indebtedness”	4.10
“Permanent Regulation S Global Note”	2.01
“Redesignation”	4.19
“Registrar”	2.03
“Regulation S Global Notes”	2.01
“Regulation S Notes”	2.01
“Restricted Payments Basket”	4.11
“Rule 144A Global Note”	2.01
“Rule 144A Notes”	2.01
“Successor”	5.01
“Temporary Regulation S Global Notes”	2.01

SECTION 1.03. Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the Trust Indenture Act, such provision is incorporated by reference in, and made a part of, this Indenture. The following Trust Indenture Act terms used in this Indenture have the following meanings:

“indenture securities” means the Notes.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Issuer, the Co-Issuer, any Guarantor or any other obligor on the Notes.

All other Trust Indenture Act terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule and not otherwise defined herein have the meanings assigned to them therein.

SECTION 1.04. Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and words in the plural include the singular;

(5) provisions apply to successive events and transactions;

(6) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and

(7) the words “including,” “includes” and similar words shall be deemed to be followed by “without limitation.”

ARTICLE TWO

THE NOTES

SECTION 2.01. Form and Dating.

(a) The Notes and the Trustee’s certificate of authentication with respect thereto shall be substantially in the form set forth in Exhibit A. The Notes may have notations, legends or endorsements required by law, rule or usage to which the Issuers are subject. Each Note shall be dated the date of its authentication.

(b) The Notes are being offered and sold to QIBs in reliance on Rule 144A under the Securities Act (“Rule 144A Notes”). The Notes are also being offered and sold to Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S under the Securities Act (“Regulation S Notes”). Except as set forth herein, the Notes will be issuable only in registered, global form in denominations of $2,000 or an integral multiple of $1,000 in excess thereof.

(c) (i) Rule 144A Notes initially will be issued in the form of one or more global Notes in registered form without interest coupons (collectively, “Rule 144A Global Notes”); and Regulation S Notes will be issued initially in the form of one or more global securities in registered form without interest coupons (collectively, the “Temporary Regulation S Global Notes”), in each case with the global securities legend and the applicable restricted securities legend set forth in Exhibit B hereto. Except as set forth in this Section 2.02(c), beneficial ownership interests in a Temporary Regulation S Global Note will be exchangeable for interests in a Rule 144A Global Note or a permanent global note (the “Permanent Regulation S Global Note” and together with the Temporary Regulation S Global Note, the “Regulation S Global Note”) or a definitive note in registered certificated form (a “Certificated Note”) only after the expiration of the Distribution Compliance Period and then only (i) upon certification in form reasonably satisfactory to the Trustee that beneficial ownership interests in such Temporary Regulation S Global Note are owned either by non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act and (ii) in the case of an exchange for a Certificated Note, in compliance with the requirements described in Section 2.15. The Global Notes (as defined below) will be deposited upon issuance with the Trustee as custodian for the Depository, in New York, New York, and registered in the name of the Depository or its nominee, in each case for credit to an account of a direct or indirect participant in the Depository as described below. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below.

(ii) Beneficial interests in the Temporary Regulation S Global Note may be exchanged for beneficial interests in the Permanent Regulation S Global Note or the Rule 144A Global Note only after the expiration of the Distribution Compliance Period and then only if the transferor first delivers to the Trustee a written certificate (in form reasonably satisfactory to the Trustee) to the effect that such beneficial ownership interests in such Temporary Regulation S Note are owned by or being transferred to either non-U.S. Persons or U.S. Persons who purchased such interests in a transaction that did not require registration under the Securities Act.

(iii) Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in form reasonably satisfactory to the Trustee) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if applicable).

(iv) The Rule 144A Global Note, the Temporary Regulation S Global Note and the Permanent Regulation S Global Note are collectively referred to herein as “Global Notes.” The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee as hereinafter provided.

(d) Book-Entry Provisions. This Section 2.02(d) shall apply only to a Global Note deposited with or on behalf of the Depository.

(i) The Issuers shall execute and the Trustee shall, in accordance with this Section 2.01(d), authenticate and deliver initially one or more Global Notes that (A) shall be registered in the name of the Depository for such Global Note or Global Notes or the nominee of such Depository and (B) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Trustee as custodian for the Depository.

(ii) Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or by the Trustee as the custodian of the Depository or under such Global Note, and the Issuers, the Trustee and any agent of the Issuers or the Trustee shall be entitled to treat the Depository as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(e) Certificated Notes. Except as provided in this Section 2.01 or Section 2.15 or 2.16, owners of beneficial interests in Restricted Global Notes shall not be entitled to receive physical delivery of Certificated Notes.

(f) The terms and provisions contained in the Notes shall constitute, and are expressly made, a part of this Indenture and, to the extent applicable, the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and agree to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(g) The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

SECTION 2.02. Execution, Authentication and Denomination; Additional Notes; Exchange Notes.

One Officer of each Issuer (who shall have been duly authorized by all requisite corporate actions) shall sign the Notes for such Issuer by manual or facsimile signature. One Officer of each Guarantor (who shall have been duly authorized by all requisite corporate actions) shall sign the Note Guarantee for such Guarantor by manual or facsimile signature.

If an Officer whose signature is on a Note or Note Guarantee, as the case may be, was an Officer at the time of such execution but no longer holds that office at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall authenticate the Initial Notes on the Issue Date in the aggregate principal amount of $180,000,000 upon a written order of the Issuer in the form of a certificate of any Officer of the Issuer (an “Authentication Order”). In addition, the Trustee shall authenticate (i) Additional Notes and (ii) Exchange Notes (x) in exchange for a like principal amount of Notes or (y) in exchange for a like principal amount of Additional Notes in each case upon a written order of the Issuer in the form of an Authentication Order. Each such Authentication Order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated, whether the Notes are to be Exchange Notes or Additional Notes and whether the Notes are to be issued as Certificated Notes or Global Notes or such other information as the Trustee may reasonably request. In addition, with respect to authentication pursuant to clause (i) or (ii) of the second sentence of this paragraph, such Authentication Order from the Issuer shall be accompanied by an Opinion of Counsel of the Issuer in a form reasonably satisfactory to the Trustee.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuers to authenticate Notes. Unless otherwise provided in the appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Issuers and Affiliates of the Issuers.

SECTION 2.03. Registrar and Paying Agent.

The Issuers shall maintain or cause to be maintained an office or agency in the Borough of Manhattan, New York, where (a) Notes may be presented or surrendered for registration of transfer or for exchange (“Registrar”), (b) Notes may, subject to Section 2 of the Notes, be presented or surrendered for payment (“Paying Agent”) and (c) notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain or cause to be maintained an office or agency in the Borough of Manhattan, The City of New York, for such purposes. The Issuers may act as Registrar or Paying Agent, except that for the purposes of Articles Three and Eight and Sections 4.09 and 4.13, neither the Issuers nor any Affiliate of the Issuers shall act as Paying Agent. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuers, upon notice to the Trustee, may have one or more co-registrars and one or more additional paying agents reasonably acceptable to the Trustee. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuers initially appoint the Trustee as Registrar and Paying Agent until such time as the Trustee has resigned or a successor has been appointed.

The Issuers shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which agreement shall implement the provisions of this Indenture that relate to such Agent. The Issuers shall notify the Trustee, in advance, of the name and address of any such Agent. If the Issuers fail to maintain a Registrar or Paying Agent, the Trustee shall act as such.

SECTION 2.04. Paying Agent To Hold Assets in Trust.

The Issuers shall require each Paying Agent other than the Trustee to agree in writing that, each Paying Agent shall hold in trust for the benefit of Holders or the Trustee all assets held by the Paying Agent for the payment of principal of, or interest on, the Notes (whether such assets have been distributed to it by the Issuers or any other obligor on the Notes), and shall notify the Trustee of any Default by the Issuers (or any other obligor on the Notes) in making any such payment. The Issuers at any time may require a Paying Agent to distribute all assets held by it to the Trustee and account for any assets disbursed and the Trustee may at any time during the continuance of any payment Default, upon written request to a Paying Agent, require such Paying Agent to distribute all assets held by it to the Trustee and to account for any assets distributed. Upon distribution to the Trustee of all assets that shall have been delivered by the Issuers to the Paying Agent, the Paying Agent shall have no further liability for such assets.

SECTION 2.05. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuers shall furnish to the Trustee at least two (2) Business Days prior to each Interest Payment Date and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders, which list may be conclusively relied upon by the Trustee.

SECTION 2.06. Transfer and Exchange.

Subject to Sections 2.15 and 2.16, when Notes are presented to the Registrar with a request to register the transfer of such Notes or to exchange such Notes for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its requirements for such transaction are met; provided, however, that the Notes surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Issuers and the Registrar, duly executed by the Holder thereof or his or her attorney duly authorized in writing. To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Notes at the Registrar’s request. No service charge shall be made for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Without the prior written consent of the Issuer, the Registrar shall not be required to register the transfer of or exchange of any Note (i) during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of Notes and ending at the close of business on the day of such mailing, (ii) selected for redemption in whole or in part pursuant to Article Three, except the unredeemed portion of any Note being redeemed in part, and (iii) beginning at the opening of business on any Record Date and ending on the close of business on the related Interest Payment Date.

Any Holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Notes may be effected only through a book-entry system maintained by the Holder of such Global Note (or its agent), and that ownership of a beneficial interest in the Note shall be required to be reflected in a book-entry system.

SECTION 2.07. Replacement Notes.

If a mutilated Note is surrendered to the Trustee or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuers shall issue and the Trustee shall authenticate a replacement Note if the Trustee’s requirements are met. Such Holder must provide an indemnity bond or other indemnity, sufficient in the judgment of both the Issuers and the Trustee, to protect the Issuers, the Trustee or any Agent from any loss which any of them may suffer if a Note is replaced. The Issuers may charge such Holder for its reasonable out-of-pocket expenses in replacing a Note pursuant to this Section 2.07, including reasonable fees and expenses of counsel and of the Trustee.

Every replacement Note is an additional obligation of the Issuers and every replacement Note Guarantee shall constitute an additional obligation of the Guarantor thereof.

SECTION 2.08. Outstanding Notes.

Notes outstanding at any time are all the Notes that have been authenticated by the Trustee except those cancelled by it, those delivered to it for cancellation and those described in this Section as not outstanding. A Note does not cease to be outstanding because the Issuers, the Guarantors or any of their respective Affiliates hold the Note (subject to the provisions of Section 2.09).

If a Note is replaced pursuant to Section 2.07 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless a Responsible Officer of the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.07.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest ceases to accrue. If on a Redemption Date or the Maturity Date the Trustee or Paying Agent (other than the Issuers or an Affiliate thereof) holds U.S. Legal Tender or U.S. Government Obligations sufficient to pay all of the principal and interest due on the Notes payable on that date, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.

SECTION 2.09. Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers or any of their Affiliates shall be disregarded, except that, for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be disregarded.

SECTION 2.10. Temporary Notes.

Until definitive Notes are ready for delivery, the Issuers may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuers consider appropriate for temporary Notes. Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as definitive Notes. Notwithstanding the foregoing, so long as the Notes are represented by a Global Note, such Global Note may be in typewritten form.

SECTION 2.11. Cancellation.

The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for transfer, exchange or payment. The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent (other than the Issuers or a Subsidiary), and no one else, shall cancel and, at the written direction of the Issuers, shall dispose of all Notes surrendered for transfer, exchange, payment or cancellation in accordance with its customary procedures. Subject to Section 2.07, the Issuers may not issue new Notes to replace Notes that it has paid or delivered to the Trustee for cancellation. If the Issuers or any Guarantor shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.11.

SECTION 2.12. Defaulted Interest.

If the Issuers default in a payment of interest on the Notes, they shall, unless the Trustee fixes another record date pursuant to Section 6.10, pay the defaulted interest, plus (to the extent lawful) any interest payable on the defaulted interest, in any lawful manner. The Issuers may pay the defaulted interest to the persons who are Holders on a subsequent special record date, which date shall be the fifteenth day next preceding the date fixed by the Issuers for the payment of defaulted interest or the next succeeding Business Day if such date is not a Business Day. At least 15 days before any such subsequent special record date, the Issuers shall mail to each Holder, with a copy to the Trustee, a notice that states the subsequent special record date, the payment date and the amount of defaulted interest, and interest payable on such defaulted interest, if any, to be paid.

SECTION 2.13. CUSIP Numbers, ISINs, etc

The Issuers in issuing the Notes may use “CUSIP” numbers, “ISINs” and “Common Code” numbers (if then generally in use) and, if so, the Trustee shall use CUSIP numbers, ISINs and “Common Code” numbers in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers, either as printed on the Notes or as contained in any notice of a redemption that reliance may be placed only on the other identification numbers printed on the Notes and that any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly advise the Trustee in writing of any change in the CUSIP numbers, ISINs and Common Code numbers.

SECTION 2.14. Deposit of Moneys.

Subject to Section 2 of the Notes, prior to 10:00 a.m. New York City time on each Interest Payment Date, Maturity Date, Redemption Date, Change of Control Payment Date and Net Proceeds Payment Date, the Issuers shall have deposited with the Paying Agent in immediately available funds money sufficient to make cash payments, if any, due on such Interest Payment Date, Maturity Date, Redemption Date, Change of Control Payment Date and Net Proceeds Payment Date, as the case may be, in a timely manner which permits the Paying Agent to remit payment to the Holders on such Interest Payment Date, Maturity Date, Redemption Date, Change of Control Payment Date and Net Proceeds Payment Date, as the case may be.

SECTION 2.15. Certificated Notes.

(a) A Global Note deposited with the Depository or with the Trustee as Notes Custodian for the Depository pursuant to Section 2.02 shall be transferred to the beneficial owners thereof in the form of Certificated Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.16 hereof and (i) the Depository notifies the Issuers that it is unwilling or unable to continue as Depository for such Global Note and the Depository fails to appoint a successor depository or if at any time such Depository ceases to be a “clearing agency” registered under the Exchange Act and, in either case, a successor depositary is not appointed by the Issuer within 90 days of such notice or (ii) the Issuers, at their option, notifies the Trustee in writing that they elect to cause the issuance of Notes in definitive form under this Indenture, then, upon surrender by the relevant Global Note Holder of its Global Note, Notes in such form will be issued to each person that such Global Note Holder and the Depository identifies as being the beneficial owner of the related Notes. In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of the Depository in accordance with this Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depository (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to Exhibit B hereof, unless that legend is not required by applicable law.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.15 shall be surrendered by the Depository to the Trustee located at its principal corporate trust office in the Borough of Manhattan, The City of New York, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Certificated Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.15 shall be executed, authenticated and delivered only in denominations of $2,000 principal amount or any integral multiple of $1,000 in excess thereof and registered in such names as the Depository shall direct. Any Certificated Note delivered in exchange for an interest in the Transfer Restricted Note shall, except as otherwise provided by Exhibit B hereof, bear the applicable restricted securities legend and definitive note legend set forth in Exhibit B hereto.

(c) Subject to the provisions of this Section 2.15, the registered Holder of a Global Note shall be entitled to grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of one of the events specified in Section 2.15(a), the Issuer shall promptly make available to the Trustee a reasonable supply of Certificated Notes in definitive, fully registered form without interest coupons. In the event that the Certificated Notes are not issued to each such beneficial owner promptly after the Registrar has received a request from the Holder of a Global Note to issue such Certificated Note, the Issuer expressly acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to Article Six of this Indenture, the right of any beneficial holder of Notes to pursue such remedy with respect to the portion of the Global Note that represents such beneficial holder’s Notes as if such Certificated Notes had been issued.

(e) By its acceptance of any Note bearing any legend in Exhibit B, each Holder of such Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in such legend in Exhibit B and agrees that it will transfer such Note only as provided in this Indenture.

The Registrar shall retain for a period of two years copies of all letters, notices and other written communications received pursuant to Section 2.02 or this Section 2.15. The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable notice to the Registrar.

SECTION 2.16. Special Transfer Provisions.

(a) Transfer and Exchange of Certificated Notes. When Certificated Notes are presented to the Registrar with a request:

(x) to register the transfer of such Certificated Notes; or

(y) to exchange such Certificated Notes for an equal principal amount of Certificated Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Certificated Notes surrendered for transfer or exchange:

(i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(ii) if such Certificated Notes are required to bear a restricted securities legend, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act, pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:

(A) if such Certificated Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect; or

(B) if such Certificated Notes are being transferred to the Issuer, a certification to that effect; or

(C) if such Certificated Notes are being transferred (x) pursuant to an exemption from registration in accordance with Rule 144A, Regulation S or Rule 144 under the Securities Act; or (y) in reliance upon another exemption from the requirements of the Securities Act: (i) a certification to that effect (in the form set forth on the reverse of the Note) and (ii) if the Issuer so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Exhibit B.

(b) Restrictions on Transfer of a Certificated Note for a Beneficial Interest in a Global Note. A Certificated Note may not be exchanged for a beneficial interest in a Rule 144A Global Note or a Permanent Regulation S Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Certificated Note, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the Trustee, together with:

(i) certification, in the form set forth on the reverse of the Note, that such Certificated Note is either (A) being transferred to a QIB in accordance with Rule 144A or (B) being transferred after expiration of the Distribution Compliance Period by a Person who initially purchased such Note in reliance on Regulation S to a buyer who elects to hold its interest in such Note in the form of a beneficial interest in the Permanent Regulation S Global Note; and

(ii) written instructions directing the Trustee to make, or to direct the Notes Custodian to make, an adjustment on its books and records with respect to such Rule 144A Global Note (in the case of a transfer pursuant to clause (b)(i)(A)) or Permanent Regulation S Global Note (in the case of a transfer pursuant to clause (b)(i)(B)) to reflect an increase in the aggregate principal amount of the Notes represented by the Rule 144A Global Note or Permanent Regulation S Global Note, as applicable, such instructions to contain information regarding the Depository account to be credited with such increase, then the Trustee shall cancel such Certificated Note and cause, or direct the Notes Custodian to cause, in accordance with the standing instructions and procedures existing between the Depository and the Notes Custodian, the aggregate principal amount of Notes represented by the Rule 144A Global Note or Permanent Regulation S Global Note, as applicable, to be increased by the aggregate principal amount of the Certificated Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Rule 144A Global Note or Permanent Regulation S Global Note, as applicable, equal to the principal amount of the Certificated Note so canceled. If no Rule 144A Global Notes or Permanent Regulation S Global Notes, as applicable, are then outstanding, the Issuer shall issue and the Trustee shall authenticate, upon written order of the Issuer in the form of an Officers’ Certificate of the Issuer, a new Rule 144A Global Note or Permanent Regulation S Global Note, as applicable, in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depository, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with a beneficial interest in the Global Note. The Registrar shall, in accordance with such instructions, instruct the Depository to credit to the account of the Person specified in such instructions a beneficial interest in the Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of Article Two (other than the provisions set forth in Section 2.15), a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

(iv) In the event that a Global Note is exchanged for Certificated Notes pursuant to Section 2.15, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.16 (including the certification requirements set forth on the reverse of the Notes intended to ensure that such transfers comply with Rule 144A, Regulation S or another applicable exemption under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Issuer.

(d) Restrictions on Transfer of Temporary Regulation S Global Notes. During the Distribution Compliance Period, beneficial ownership interests in Temporary Regulation S Global Notes may only be sold, pledged or transferred in accordance with the Applicable Procedures and only (i) to Issuer, (ii) in an offshore transaction in accordance with Regulation S (other than a transaction resulting in an exchange for an interest in a Permanent Regulation S Global Note) or (iii) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any State of the United States.

(e) Legends.

(i) Except as permitted by Section 2.16(e)(iv), each Note certificate evidencing the Global Notes (and all Notes issued in exchange therefor or in substitution thereof), in the case of Notes offered otherwise than in reliance on Regulation S, shall bear a legend in substantially the form of clause (i) of Exhibit B hereto.

(ii) Except as permitted by Section 2.16(e)(iv), each certificate evidencing a Note offering in reliance on Regulation S shall, in addition to the legend set forth in clause (i) of Exhibit B hereto, bear a legend in substantially the form of clause (iv) of Exhibit B hereto.

(iii) Except as permitted by Section 2.16(e)(iv), each Certificated Note shall bear a legend in substantially the form of clause (vi) of Exhibit B hereto.

(iv) Upon any sale or transfer of a Transfer Restricted Note (including any Transfer Restricted Note represented by a Global Note) pursuant to Rule 144 under the Securities Act, the Registrar shall permit the transferee thereof to exchange such Transfer Restricted Note for a certificated Note that does not bear the legend set forth in clause (vi) of Exhibit B hereto and rescind any restriction on the transfer of such Transfer Restricted Note, if the transferor thereof certifies in writing to the Registrar that such sale or transfer was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Note).

(f) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Certificated Notes, redeemed, purchased or canceled, such Global Note shall be returned to the Depository for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Certificated Notes, redeemed, purchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

(g) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

ARTICLE THREE

REDEMPTION

SECTION 3.01. Notices to Trustee.

If the Issuers elect to redeem Notes pursuant to Section 5 or Section 6 of the Notes, it shall notify the Trustee in writing of the Redemption Date, the Redemption Price and the principal amount of Notes to be redeemed. The Issuers shall give notice of redemption to the Paying Agent and Trustee at least 35 days but not more than 60 days before the Redemption Date (unless a shorter notice shall be agreed to by the Trustee in writing), together with an Officers’ Certificate stating that such redemption will comply with the conditions contained herein.

SECTION 3.02. Selection of Notes To Be Redeemed.

In the event that less than all of the Notes are to be redeemed at any time pursuant to Section 5 or 6 of the Notes, selection of the Notes for redemption shall be made by the Trustee on a pro rata basis, by lot or by such method that complies with applicable legal and securities exchange requirements, if any, and in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances; provided, however, that no Notes of a principal amount of $2,000 or less shall be redeemed in part.

SECTION 3.03. Notice of Redemption.

At least 30 days but not more than 60 days before a Redemption Date, the Issuers shall mail a notice of redemption by first class mail, postage prepaid, to each Holder whose Notes are to be redeemed at its registered address (except that a notice issued in connection with a redemption referred to in Section 8.01(2) may be more than 60 days before such Redemption Date). At the Issuers’ request, the Trustee shall forward the notice of redemption in the Issuers’ name and at the Issuers’ expense. Each notice for redemption shall identify the Notes (including the CUSIP number) to be redeemed and shall state:

(1) the Redemption Date;

(2) the Redemption Price and the amount of accrued interest, if any, to be paid;

(3) the name and address of the Paying Agent;

(4) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price plus accrued interest, if any;

(5) that, unless the Issuers default in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date, and the only remaining right of the Holders of such Notes is to receive payment of the Redemption Price and the amount of accrued interest, if any, upon surrender to the Paying Agent of the Notes redeemed;

(6) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date, and upon surrender of such Note, a new Note or Notes in aggregate principal amount equal to the unredeemed portion thereof will be issued;

(7) if fewer than all the Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption; and

(8) the Section of the Notes pursuant to which the Notes are to be redeemed.

The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Notices of redemption may not be conditional.

SECTION 3.04. Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price plus accrued interest, if any. Upon surrender to the Trustee or Paying Agent, such Notes called for redemption shall be paid at the Redemption Price (which shall include accrued interest thereon to the Redemption Date), but installments of interest, the maturity of which is on or prior to the Redemption Date, shall be payable to Holders of record at the close of business on the relevant Record Dates. On and after the Redemption Date interest shall cease to accrue on Notes or portions thereof called for redemption unless the Issuers shall have not complied with their obligations pursuant to Section 3.05.

SECTION 3.05. Deposit of Redemption Price.

On or before 10:00 a.m. New York time on the Redemption Date, the Issuers shall deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Redemption Price plus accrued and unpaid interest, if any, of all Notes to be redeemed on that date.

If the Issuers comply with the preceding paragraph, then, unless the Issuers default in the payment of such Redemption Price plus accrued interest, if any, interest on the Notes to be redeemed will cease to accrue on and after the applicable Redemption Date, whether or not such Notes are presented for payment.

SECTION 3.06. Notes Redeemed in Part.

If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note or Notes in principal amount equal to the unredeemed portion of the original Note or Notes shall be issued in the name of the Holder thereof upon cancellation of the original Note or Notes.

ARTICLE FOUR

COVENANTS

SECTION 4.01. Payment of Notes.

The Issuers shall pay the principal of (and premium, if any) and interest on the Notes in the manner provided in the Notes, the Registration Rights Agreement and this Indenture. An installment of principal of or interest on the Notes shall be considered paid on the date it is due if the Trustee or Paying Agent (other than the Issuers or an Affiliate thereof) holds on that date U.S. Legal Tender designated for and sufficient to pay the installment. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Issuers shall pay interest on overdue principal (including, without limitation, post petition interest in a proceeding under any Bankruptcy Law), and overdue interest, to the extent lawful, at the same rate per annum borne by the Notes.

SECTION 4.02. Maintenance of Office or Agency.

The Issuers shall maintain in the Borough of Manhattan, The City of New York, the office or agency required under Section 2.03 (which may be an office of the Trustee or an affiliate of the Trustee or Registrar). The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 12.02.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuers will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby initially designate U.S. Bank National Association, located at 100 Wall Street, Suite 1600, New York, New York 10005, as such office of the Issuers in accordance with Section 2.03.

SECTION 4.03. Corporate Existence.

Except as otherwise permitted by Article Five, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its limited partnership existence and the corporate, partnership or other existence of each of its Restricted Subsidiaries in accordance with the respective organizational documents of each such Restricted Subsidiary and the rights (charter and statutory) of the Issuer and each of its Restricted Subsidiaries and the Co-Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence; provided, however, that the Issuer shall not be required to preserve any such right or corporate existence with respect to any Restricted Subsidiary (other than the Co-Issuer) if the loss thereof would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Issuer and its Restricted Subsidiaries taken as a whole (“Material Adverse Effect”).

SECTION 4.04. Payment of Taxes and Other Claims.

Each of the Issuers and the Guarantors shall, and shall cause each of the Restricted Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all material taxes, assessments and governmental charges levied or imposed upon it or any of the Restricted Subsidiaries or upon the income, profits or property of it or any of the Restricted Subsidiaries and (b) all lawful claims for labor, materials and supplies which, in each case, if unpaid, might by law become a material liability or Lien upon the property of it or any of the Restricted Subsidiaries; provided, however, that the Issuers and the Guarantors shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount the applicability or validity is being contested in good faith by appropriate actions and for which appropriate provision has been made.

SECTION 4.05. Maintenance of Properties and Insurance.

(a) The Issuers shall, and shall cause each of the Restricted Subsidiaries to (1) do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; pay its material monetary obligations and perform its other material obligations under all material leases; and (2) except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 4.05 shall prevent (i) sales of property, consolidations or mergers made in accordance with the provision of this Indenture; (ii) the withdrawal by the Issuer or any of its Subsidiaries of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by the Issuer or any of its Subsidiaries of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business or no longer commercially desirable; and (3) maintain adequate insurance at all times on all Collateral, as reflected in Schedule 4.05, by companies rated A-, VII or better by A.M. Best; maintain such insurance, to such extent and against such risks as is reflected in Schedule 4.05, including insurance with respect to Mortgaged Properties and other properties material to the business of the Issuers against such casualties and contingencies and of such types and in such amounts with such deductibles as is reflected in Schedule 4.05 and obtaining such other insurance against risks as the Collateral Agent may from time to time reasonably require (such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Trustee and the Collateral Agent) (it being understood that such forms and amounts deemed reasonably satisfactory by a representative under a Credit Facility shall be deemed reasonably satisfactory to the Trustee and the Collateral Agent); provided that with respect to physical hazard insurance, neither the Collateral Agent nor the applicable Issuer shall agree to the adjustment of any claim thereunder without the consent of the other (such consent not to be unreasonably withheld or delayed) (it being understood that any adjustment agreed to by the representative under a Credit Facility shall be deemed to be binding on the Collateral Agent); provided, further, that no consent of any Issuer shall be required during an Event of Default.

(b) All such insurance shall (i) provide that no cancellation or non-renewal of coverage thereof shall be effective until at least 30 days after receipt by Collateral Agent of written notice thereof, (ii) name Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Trustee and the Holders (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable, (iii) if reasonably requested by Collateral Agent, include a breach of warranty clause (it being understood that the reasonable determination of a representative under a Credit Facility regarding such inclusion or exclusion of a breach of warranty clause shall be deemed binding on the Collateral Agent) and (iv) be reasonably satisfactory in all other respects to Collateral Agent (it being understood that insurance deemed reasonably satisfactory by a representative under a Credit Facility shall be deemed to be reasonably satisfactory to the Collateral Agent). The Issuer shall provide Collateral Agent with 30 days’ prior written notice of any material reduction in amount or material change in coverage.

(c) The Issuers shall notify the Trustee and the Collateral Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 4.05 is taken out by any Issuer; and promptly deliver to the Trustee and the Collateral Agent a duplicate original copy of such policy or policies.

(d) With respect to each Mortgaged Property, the Issuers shall obtain flood insurance in such total amount as the Trustee may from time to time reasonably require (it being understood that the total amount of flood insurance reasonably required by the representative under a Credit Facility shall be deemed satisfactory to the Collateral Agent), if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(e) Deliver to the Trustee and the Collateral Agent a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Trustee or the Collateral Agent may from time to time reasonably request.

(f) No Issuer or Guarantor that is an owner of Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Issuer or Guarantor’s respective Mortgage or that could be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Premises and each Issuer and Guarantor shall otherwise comply in all material respects with all Insurance Requirements in respect of the Premises; provided, however, that each Issuer or Guarantor may, at its own expense and after written notice to the Trustee, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 4.05 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 4.05.

SECTION 4.06. Compliance Certificate; Notice of Default.

(a) The Issuers shall deliver to the Trustee, within 120 days after the close of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Issuers and their Subsidiaries has been made under the supervision of the signing Officers with a view to determining whether the Issuers and the Guarantors have kept, observed, performed and fulfilled their obligations under this Indenture and further stating, as to each such Officer signing such certificate, that to the best of such Officer’s knowledge, the Issuers and the Guarantors during such preceding fiscal year has kept, observed, performed and fulfilled each and every such covenant and no Default occurred during such year and at the date of such certificate there is no Default that has occurred and is continuing or, if such signers do know of such Default, the certificate shall describe its status with particularity. The Officers’ Certificate shall also notify the Trustee should the Issuers elect to change the manner in which they fix their fiscal year end.

(b) The Issuers shall deliver to the Trustee as soon as possible and in any event within five days after the Issuers becomes aware of the occurrence of any Default an Officers’ Certificate specifying the Default and describing its status with particularity and the action proposed to be taken thereto.

SECTION 4.07. Compliance with Laws.

The Issuers shall comply, and shall cause each of their Restricted Subsidiaries to comply, with all applicable statutes, rules, regulations, orders and restrictions of the United States, all states and municipalities thereof, Canada, all provinces, territories and municipalities thereof, and in all cases, whether domestic or foreign, of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of their respective businesses and the ownership of their respective properties, except, in any such case, to the extent the failure to so comply would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Issuers and their Restricted Subsidiaries taken as a whole.

SECTION 4.08. Waiver of Stay, Extension or Usury Laws.

Each of the Issuers and each Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive such Issuer or such Guarantor from paying all or any portion of the principal of and/or interest on the Notes or the Note Guarantee of any such Guarantor as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture, and (to the extent that it may lawfully do so) each hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 4.09. Change of Control.

If a Change of Control occurs, each Holder of Notes will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to a Change of Control Offer (the “Change of Control Offer”). In the Change of Control Offer, the Issuers will offer to pay an amount in cash (the “Change of Control Purchase Price”) equal to 101% of the aggregate principal amount of Notes purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase. Within 30 days following any Change of Control, the Issuers will mail, or cause to be mailed, a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to purchase Notes on the date (the “Change of Control Payment Date”) specified in such notice, which date shall be a Business Day no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures described below. Such notice shall state:

(1) that the Change of Control Offer is being made pursuant to this Section 4.09 and that all Notes tendered and not withdrawn will be accepted for payment;

(2) the purchase price (including the amount of accrued interest) and the Change of Control Payment Date;

(3) that any Note not tendered will continue to accrue interest;

(4) that, unless the Issuers default in making payment therefor, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the second Business Day prior to the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(7) that Holders whose Notes are purchased only in part will be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered (equal to $2,000 or an integral multiple of $1,000 in excess thereof); and

(8) the circumstances and relevant facts regarding such Change of Control.

On or before the Change of Control Payment Date, the Issuers will, to the extent lawful:

•	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

•	deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Change of Control Purchase Price in respect of all Notes or portions thereof so tendered; and

•

deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuers.

The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Purchase Price for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

Prior to complying with any of the provisions of this Section 4.09, but in any event within 90 days following a Change of Control, the Issuers will either repay all outstanding Indebtedness under the Credit Agreement or other agreements with similar restrictions on purchasing Notes or obtain the requisite consents, if any, under the Credit Agreement and all agreements governing such outstanding Indebtedness to permit the repurchase of Notes required by this Section 4.09. The Issuers will publicly announce the results of the Change of Control Offer as soon as practicable after the Change of Control Payment Date.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Issuers shall cause the Change of Control Offer to remain open for at least 20 Business Days or for such longer period as may be required by law. The Issuers will comply, and will cause any third party making a Change of Control Offer to comply, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with a Change of Control Offer. To the extent the provisions of any applicable securities laws or regulations conflict with the provisions of this Indenture relating to a Change of Control Offer, the Issuers will not be deemed to have breached their obligations under this Indenture by virtue of complying with such laws or regulations.

SECTION 4.10. Limitations on Additional Indebtedness.

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; provided that the Issuer or any Guarantor may incur additional Indebtedness if, after giving effect thereto, the Consolidated Interest Coverage Ratio would be at least 2.00 to 1.00 (the “Coverage Ratio Exception”).

(b) Notwithstanding Section 4.10(a), each of the following shall be permitted (the “Permitted Indebtedness”):

(1) Indebtedness of the Issuer and any Guarantor under the Credit Facilities in an aggregate amount at any time outstanding not to exceed the greater of (x) $40.0 million, less to the extent a permanent repayment and/or commitment reduction is required thereunder as a result of such application, the aggregate amount of Net Available Proceeds applied to repayments under the Credit Facilities in accordance with Section 4.13(d) and (y) the sum of (i) 85% of the book value of the accounts receivable plus (ii) 65% of the book value of inventory of the Issuer and the Restricted Subsidiaries, calculated on a consolidated basis and in accordance with GAAP; provided that any letter of credit referred to in clause (11) of this Section 4.10(b) that is undrawn shall be deemed to constitute Indebtedness for purposes of this clause (1);

(2) the Notes issued on the Issue Date and the Note Guarantees and the Exchange Notes and the Note Guarantees in respect thereof to be issued pursuant to the Registration Rights Agreement;

(3) Indebtedness of the Issuer and the Restricted Subsidiaries to the extent outstanding on the Issue Date (other than Indebtedness referred to in clauses (1) and (2) above, and after giving effect to the intended use of proceeds of the Notes);

(4) Indebtedness under Hedging Obligations that are designed to protect against fluctuations in interest rates, foreign currency exchange rates and commodity prices; provided that if such Hedging Obligations are of the type described in clause (1) of the definition thereof, (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this Section 4.10, and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(5) (x) Indebtedness of the Issuer owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Issuer or any other Restricted Subsidiary, (y) guarantees by the Issuer of any Indebtedness of a Restricted Subsidiary and guarantees by any Restricted Subsidiary that is a Guarantor of any Indebtedness of the Issuer or any other Restricted Subsidiary that is a Guarantor, and (z) guarantees by any Restricted Subsidiary that is not a Guarantor of any Indebtedness of any other Restricted Subsidiary that is not a Guarantor; provided, however, that upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Issuer or a Restricted Subsidiary, the Issuer or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (5);

(6) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Issuer or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(7) Purchase Money Indebtedness incurred by the Issuer or any Restricted Subsidiary, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed at any time outstanding $10.0 million;

(8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(9) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(10) Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception or clause (2), (3) or (15) of this Section 4.10(b);

(11) Indebtedness supported by one or more letters of credit issued under the Credit Facilities in accordance with clause (1); provided that the amount of Indebtedness permitted to be incurred under this clause (11) supported by any such letter(s) of credit shall not exceed the amount of such letter(s) of credit; provided further that upon any reduction, cancellation or termination of such letter(s) of credit, there shall be deemed to be an incurrence of Indebtedness under this Indenture that must be otherwise permitted to be incurred under this Indenture equal to the excess of the amount of such Indebtedness outstanding immediately after such reduction, cancellation or termination over the remaining stated amount, if any, of such letter(s) of credit or the stated amount of any letter(s) of credit issued in a contemporaneous replacement of such letter(s) of credit;

(12) Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed $5.0 million at any one time outstanding;

(13) Attributable Indebtedness incurred by the Issuer or any Restricted Subsidiary in an aggregate amount not to exceed $5.0 million at any one time outstanding;

(14) Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate amount not to exceed $15.0 million at any one time outstanding;

(15) (a) if the Consolidated Net Leverage Ratio as of the date of such incurrence after giving pro forma effect thereto is equal to or less than 4.00 to 1.00, Indebtedness of the Issuer, Co-Issuer or any Guarantor in the form of new senior secured second lien Indebtedness, (b) if the Consolidated Net Leverage Ratio as of the date of such incurrence after giving pro forma effect thereto is equal to or less than 5.00 to 1.00, Indebtedness of the Issuer, Co-Issuer or any Guarantor in the form of new unsecured Indebtedness, and (c) exchange notes and guarantees in respect of any Indebtedness incurred pursuant to the foregoing clauses (a) or (b) pursuant to any registration rights agreement; provided that the net proceeds of any Indebtedness incurred pursuant to the foregoing clauses (a) or (b) shall be used to Retire Parent Debt (including the payment of premium, accrued and unpaid interest and fees and expenses in connection therewith) in accordance with the provisions of this Indenture; and

(16) Indebtedness of the Issuer or any Restricted Subsidiary under any Cash Management Obligations.

(c) For purposes of determining compliance with this Section 4.10, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (16) of Section 4.10(b) or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Issuer shall classify and may reclassify, in each case in its sole discretion, such item of Indebtedness and may divide, classify and reclassify such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness incurred under the Credit Agreement on the Issue Date shall be deemed to have been incurred under clause (1) of Section 4.10(b). In addition, for purposes of determining any particular amount of Indebtedness under this Section 4.10, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.

SECTION 4.11. Limitations on Restricted Payments.

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(1) a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2) the Issuer cannot incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(3) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clause (2), (3), (4), (5), (6), (7), (8), (9), (10), (11), (12) or (13) of Section 4.11(b)), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(A) 50% of Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the first full fiscal quarter commencing after the Issue Date to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

(B) 100% of the aggregate net cash proceeds received by the Issuer either (x) as contributions to the common equity of the Issuer after the Issue Date or (y) from the issuance and sale of Qualified Equity Interests after the Issue Date, in each case, other than any such proceeds which are used (x) to redeem Notes in accordance with Section 6 of the Notes or (y) to make Restricted Payments in reliance on clause (3) of Section 4.11(b), plus

(C) the aggregate amount by which Indebtedness (other than any Subordinated Indebtedness) incurred by the Issuer or any Restricted Subsidiary subsequent to the Issue Date is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) into Qualified Equity Interests (less the amount of any cash, or the fair value of assets, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange), plus

(D) in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the Issue Date, an amount equal to the lesser of (i) the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus

(E) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Issuer’s Investments in such Subsidiary to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced.

(b) The foregoing provisions will not prohibit:

(1) the payment by the Issuer or any Restricted Subsidiary of any dividend or other distribution within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of this Indenture;

(2) the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests;

(3) the redemption of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests or (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under Section 4.10 and the other terms of this Indenture;

(4) payments to Parent or Intermediate Holdings to permit Parent or Intermediate Holdings, and which are used by Parent or Intermediate Holdings, to redeem Equity Interests of Parent or Intermediate Holdings, or payments to redeem Equity Interests of the Issuer, in each case held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) thereof, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions shall not exceed in any calendar year the sum of (x) $3.0 million (and up to 50% of such $3.0 million not used in any calendar year may be carried forward to the next succeeding (but no other) calendar year), plus (y) the amount of any net cash proceeds received by or contributed to the Issuer from the issuance and sale since the Issue Date of Qualified Equity Interests of Parent, Intermediate Holdings or the Issuer to its officers, directors or employees that have not been applied to the payment of Restricted Payments pursuant to the terms of clause (3)(B) of Section 4.11(a) or this clause (4), plus (z) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this clause (4); provided further that the cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary in connection with the repurchase of Qualified Equity Interests will not be deemed to constitute a Restricted Payment under this Indenture;

(5) the payment by the Issuer of Permitted Tax Distributions to Parent or Intermediate Holdings;

(6) (A) payments by the Issuer to or on behalf of Parent or Intermediate Holdings in an amount sufficient to pay franchise taxes and other fees required to maintain the legal existence of Parent, Intermediate Holdings or another direct or indirect parent of the Issuer and (B) payments by the Issuer to or on behalf of Parent or Intermediate Holdings in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of Parent, Intermediate Holdings or another direct or indirect parent of the Issuer, in the case of clauses (A) and (B) in an aggregate amount not to exceed $750,000 in any calendar year;

(7) repurchases of Equity Interests deemed to occur upon the exercise or conversion of stock options or other Equity Interests, if such repurchased or converted Equity Interests represent a portion of the exercise price thereof;

(8) repayments of Subordinated Indebtedness from Net Available Proceeds remaining after a Net Proceeds Offer made pursuant to Section 4.13;

(9) distributions to Parent in order to enable Parent to pay customary and reasonable costs and expenses of a public offering of securities of Parent that is not consummated, so long as the net proceeds of such public offering were intended to be contributed to the Issuer;

(10) payments and distributions to Parent required to enable Parent to consummate the Transactions;

(11) additional Restricted Payments of $5.0 million;

(12) Restricted Payments for the purpose of enabling (A) Parent to Retire Parent Debt (including the payment of premium, accrued and unpaid interest and fees and expenses in connection therewith), or (B) the Issuer or its Restricted Subsidiaries to Retire Parent Debt (including the payment of premium, accrued and unpaid interest and fees and expenses in connection therewith), in each case, if (x) such Restricted Payment is made solely with the proceeds of Indebtedness of the Issuer and its Subsidiaries incurred in compliance with Section 4.10(b)(15) and Parent Debt is Retired contemporaneously with the incurrence of such Indebtedness, or (y) the Consolidated Net Leverage Ratio as of the date of such Restricted Payment, after giving effect to such Restricted Payment is less than or equal to 4.00 to 1.00 and as of the date of such Restricted Payment, after giving effect to such Restricted Payment, the Issuer has in excess of $20.0 million of unrestricted cash and cash equivalents (as determined in accordance with GAAP) on its consolidated balance sheet and no amounts (other than undrawn letters of credit) shall be outstanding under the revolving portion of any Credit Facility; or

(13) Restricted Payments directly or indirectly to Parent or Intermediate Holdings for the purpose of enabling Parent or Intermediate Holdings to pay cash interest on the Parent Debt, in an aggregate amount for all such Restricted Payments made pursuant to this clause (13) not to exceed $25 million in the aggregate;

provided that (a) in the case of any Restricted Payment pursuant to clause (4), (8), (11) or (12) above, no Default shall have occurred and be continuing or occur as a consequence thereof and (b) no issuance and sale of Qualified Equity Interests described in clause (2), (3) or (4) above shall increase the Restricted Payments Basket. It is understood that any Restricted Payment to Parent described above may be made via a payment to Intermediate Holdings or another parent of the Issuer to then be made to Parent.

SECTION 4.12. Limitations on Liens.

The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any nature whatsoever against (other than Permitted Liens) any assets of the Issuer or any Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom.

SECTION 4.13. Limitations on Asset Sales.

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1) the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale; and

(2) at least 75% of the total consideration received in such Asset Sale consists of cash or Cash Equivalents.

(b) For purposes of clause (a)(2), the following shall be deemed to be cash:

(1) the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Issuer or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Issuer or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness,

(2) the amount of any securities, notes or other obligations received from such transferee that are within 90 days converted by the Issuer or such Restricted Subsidiary to cash (to the extent of the cash actually so received), and

(3) the Fair Market Value of (i) any assets (other than securities) received by the Issuer or any Restricted Subsidiary to be used by it in a Permitted Business, (ii) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by the Issuer or (iii) a combination of (i) and (ii).

(c) If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary of the Issuer, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this Section 4.13.

(d) If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or such Restricted Subsidiary shall, no later than 365 days following the consummation thereof, apply amount(s) equal to all or any of the Net Available Proceeds therefrom to:

(1) repay obligations under the Credit Facilities, and in the case of any such repayment under any revolving credit facility (other than with the Net Available Proceeds of borrowing base assets), effect a permanent reduction in the availability under such revolving credit facility;

(2) repay any Indebtedness which was secured by the assets sold in such Asset Sale; and/or

(3) (A) invest all or any part of the Net Available Proceeds thereof in the purchase of assets (other than securities) to be used by the Issuer or any Restricted Subsidiary in a Permitted Business, (B) acquire Qualified Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (C) a combination of (A) and (B).

The amount of Net Available Proceeds not applied or invested as provided in this paragraph will constitute “Excess Proceeds.”

(e) When the aggregate amount of Excess Proceeds equals or exceeds $10.0 million, the Issuer and the Co-Issuer will be required to make an offer to purchase from all Holders and, if applicable, redeem (or make an offer to do so) any Pari Passu Indebtedness of the Issuer or the Co-Issuer the provisions of which require the Issuer or the Co-Issuer to redeem such Indebtedness with the proceeds from any Asset Sales (or offer to do so), in an aggregate principal amount of Notes and such Pari Passu Indebtedness equal to the amount of such Excess Proceeds as follows:

(1) the Issuer and the Co-Issuer will (a) make an offer to purchase (a “Net Proceeds Offer”) to all Holders in accordance with the procedures set forth in this Indenture, and (b) redeem (or make an offer to do so) any such other Pari Passu Indebtedness, pro rata in proportion to the respective principal amounts of the Notes and such other Indebtedness required to be redeemed, the maximum principal amount of Notes and Pari Passu Indebtedness that may be redeemed out of the amount (the “Payment Amount”) of such Excess Proceeds;

(2) the offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in this Indenture, and the redemption price for such Pari Passu Indebtedness (the “Pari Passu Indebtedness Price”) shall be as set forth in the related documentation governing such Indebtedness;

(3) if the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the pro rata portion of the Payment Amount allocable to the Notes, Notes to be purchased will be selected on a pro rata basis; and

(4) upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero.

(f) To the extent that the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Pari Passu Indebtedness is less than the Payment Amount relating thereto (such shortfall constituting a “Net Proceeds Deficiency”), the Issuer may use the Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the provisions of this Indenture.

(g) In the event of the transfer of substantially all (but not all) of the assets of the Issuer and the Restricted Subsidiaries as an entirety to a Person in a transaction covered by and effected in accordance with Section 5.01, the successor entity shall be deemed to have sold for cash at Fair Market Value the assets of the Issuer and the Restricted Subsidiaries not so transferred for purposes of this Section 4.13, and the successor entity shall comply with the provisions of this Section 4.13 with respect to such deemed sale as if it were an Asset Sale (with such Fair Market Value being deemed to be Net Available Proceeds for such purpose).

(h) Upon the commencement of a Net Proceeds Offer, the Issuer shall send, by first class mail, a notice to the Trustee and to each Holder at is registered address. The notice shall contain all instructions and materials necessary to enable such Holder to tender Notes pursuant to the Net Proceeds Offer. Any Net Proceeds Offer shall be made to all Holders. The notice, which shall govern the terms of the Net Proceeds Offer, shall state:

(1) that the Net Proceeds Offer is being made pursuant to this Section 4.13;

(2) the Payment Amount, the Offered Price, and the date on which Notes tendered and accepted for payment shall be purchased, which date shall be at least 30 days and not later than 60 days from the date such notices is mailed (the “Net Proceeds Payment Date”);

(3) that any Notes not tendered or accepted for payment shall continue to accrue interest;

(4) that, unless the Issuer defaults in making such payment, any Notes accepted for payment pursuant to the Net Proceeds Offer shall cease to accrue interest after the Net Proceeds Payment Date;

(5) that Holders electing to have a Note purchased pursuant to any Net Proceeds Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Issuer, a depository, if appointed by the Issuer, or the Paying Agent at the address specified in the notice at least three Business Days before the Net Proceeds Payment Date;

(6) that Holders shall be entitled to withdraw their election if the Issuer, the Depository or the Paying Agent, as the case may be, receives, not later than two Business Days prior to the Net Proceeds Payment Date, a notice setting forth the name of the

Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(7) that if the aggregate principal amount of Notes surrendered by Holders exceeds the Payment Amount, the Issuer shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased); and

(8) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry).

(i) On the Net Proceeds Payment Date, the Issuer shall, to the extent lawful: (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Net Proceeds Offer; (2) deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Offered Price in respect of all Notes or portions thereof so tendered; and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being repurchased by the Issuer. The Issuer shall publicly announce the results of the Net Proceeds Offer on the Net Proceeds Payment Date.

(j) The Paying Agent shall promptly mail to each Holder of Notes so tendered the Offered Price for such Notes, and the Trustee shall promptly authenticate pursuant to an Authentication Order and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unrepurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. However, if the Net Proceeds Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Net Proceeds Offer.

(k) The Issuer and the Co-Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture relating to a Net Proceeds Offer, the Issuer and the Co-Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this Indenture by virtue of this compliance.

SECTION 4.14. Limitations on Transactions with Affiliates.

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis by the Issuer or that Restricted Subsidiary from a Person that is not an Affiliate of the Issuer or that Restricted Subsidiary; and

(2) the Issuer delivers to the Trustee:

(x) with respect to any Affiliate Transaction involving aggregate value in excess of $2.5 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by a majority of the Independent Directors approving such Affiliate Transaction; and

(y) with respect to any Affiliate Transaction involving aggregate value of $10.0 million or more, the certificates described in the preceding clause (x) and a written opinion as to the fairness of such Affiliate Transaction to the Issuer or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor.

(b) The foregoing restrictions shall not apply to:

(1) transactions exclusively between or among (a) the Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries;

(2) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements;

(3) loans and advances permitted by clause (3) of the definition of “Permitted Investments”;

(4) payments to Saunders Karp & Megrue, LLC and Trimaran Fund Management, L.L.C. under the Management and Monitoring Agreement as in effect on the Issue Date or as thereafter amended or supplemented in any manner that, taken as a whole, is not more disadvantageous to the Holders in any material respect than the Management and Monitoring Agreement as in effect on the Issue Date;

(5) Restricted Payments which are made in accordance with Section 4.11;

(6) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by this Indenture;

(7) (x) any agreement in effect on the Issue Date and disclosed in the Offering Memorandum, as in effect on the Issue Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more disadvantageous to the Holders in any material respect than such agreement as it was in effect on the Issue Date or (y) any transaction pursuant to any agreement referred to in the immediately preceding clause (x);

(8) the existence of, and the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any limited liability company, limited partnership or other organizational document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Issue Date and which is described in the Offering Memorandum, as in effect on the Issue Date, and similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the date of this Indenture shall only be permitted by this clause (8) to the extent not more disadvantageous to the Holders in any material respect, when taken as a whole, than any of such documents and agreements as in effect on the Issue Date;

(9) sales of Qualified Equity Interests to Affiliates of the Issuer not otherwise prohibited by this Indenture and the granting of registration and other customary rights in connection therewith;

(10) any transaction with an Affiliate where the only consideration paid by the Issuer or any Restricted Subsidiary is Qualified Equity Interests; and

(11) any transaction involving aggregate value in excess of $2.5 million but less than $10.0 million in which the Issuer or Restricted Subsidiary, as the case may be, delivers to the Trustee a written opinion as to the fairness of such Affiliate Transaction to the Issuer or such Restricted Subsidiary from a financial point of view, or letter stating that the terms of such Affiliate Transaction are not materially less favorable to the Issuer or such Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis by the Issuer or such Restricted Subsidiary with a Person that is not an Affiliate of the Issuer or such Restricted Subsidiary, issued by an Independent Financial Advisor.

SECTION 4.15. Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries.

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on or in respect of its Equity Interests;

(b) make loans or advances or pay any Indebtedness or other obligation owed to the Issuer or any other Restricted Subsidiary; or

(c) transfer any of its assets to the Issuer or any other Restricted Subsidiary; except for:

(1) encumbrances or restrictions existing under or by reason of applicable law;

(2) encumbrances or restrictions existing under this Indenture, the Notes and the Note Guarantees;

(3) non-assignment provisions of any contract or any lease or license entered into in the ordinary course of business;

(4) encumbrances or restrictions existing under agreements existing on the date of this Indenture (including, without limitation, the Credit Agreement) as in effect on that date;

(5) restrictions on the transfer of assets subject to any Lien permitted under this Indenture imposed by the holder of such Lien;

(6) restrictions on the transfer of assets imposed under any agreement to sell such assets permitted under this Indenture to any Person pending the closing of such sale;

(7) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired, so long as such Acquired Indebtedness was not incurred in connection with, or in contemplation of, such acquisition;

(8) any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date;

(9) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(10) Purchase Money Indebtedness and Attributable Indebtedness incurred in compliance with Section 4.10 that impose restrictions of the nature described in clause (c) above on the assets acquired; and

(11) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (10) above; provided that such amendments or refinancings are, in the good faith judgment of the Issuer’s Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

SECTION 4.16. Additional Note Guarantees.

If, after the Issue Date, (a) the Issuer or any Restricted Subsidiary shall acquire or create another Subsidiary (other than in any case a Subsidiary that has been designated an Unrestricted Subsidiary) that guarantees any Indebtedness under any Credit Facility, (b) any Unrestricted Subsidiary is redesignated a Restricted Subsidiary and such Restricted Subsidiary guarantees any Indebtedness under any Credit Facility or (c) the Issuer otherwise elects to have any Restricted Subsidiary become a Guarantor, then, in each such case, the Issuer shall cause such Restricted Subsidiary to:

(1) execute and deliver to the Trustee (a) a supplemental indenture in form and substance satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes, this Indenture, the Security Documents and the Intercreditor Agreement, (b) a notation of guarantee in respect of its Note Guarantee in the form of Exhibit C, and (c) a joinder to the Security Documents or new Security Documents;

(2) deliver to the Trustee one or more opinions of counsel that such supplemental indenture (a) has been duly authorized, executed and delivered by such Restricted Subsidiary and (b) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms; and

(3) take such actions as may be reasonably necessary to cause the property and assets of such Restricted Subsidiary, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, to be treated as after-acquired property and to be made subject to the Lien of the Security Documents in the manner and to the extent provided in this Indenture and in the Security Documents, in a manner reasonably satisfactory to the Trustee.

Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of this Indenture.

Notwithstanding the foregoing, any Note Guarantee will be automatically and unconditionally released and discharged under the circumstances set forth in Section 11.05. The form of the Note Guarantee is attached hereto as Exhibit C.

SECTION 4.17. Further Assurances.

Subject to the Security Documents, the Issuers and the Guarantor shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be deemed by the Collateral Agent or Trustee reasonably necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral for the benefit of the Holders of the Notes and the Trustee and the holders of any Other Pari Passu Secured Indebtedness, and to otherwise effectuate the provisions or purposes of this Indenture and the Security Documents (it being understood that the determination of the representative under a Credit Facility regarding what further acts are reasonably necessary shall be deemed to binding on the Collateral Agent).

SECTION 4.18. Reports to Holders.

Whether or not required by the SEC, so long as any Notes are outstanding, the Issuer will furnish to the Holders of Notes or file electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system), within the time periods that would be applicable to the Issuer if it were subject to Section 13(a) or 15(d) of the Exchange Act:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s independent registered public accounting firm; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file these reports.

In addition, whether or not required by the SEC, the Issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept the filing) and make the information available to securities analysts and prospective investors upon request. The Issuer and the Guarantors have agreed that, for so long as any Notes remain outstanding, the Issuer will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. If Parent has complied with the reporting requirements of Section 13 or 15(d) of the Exchange Act, if applicable, and has furnished the Holders of Notes, or filed electronically with the SEC’s Electronic Data Gathering, Analysis and Retrieval

System (or any successor system), the reports described herein with respect to Parent (including any consolidating financial information required by Regulation S-X relating to the Issuer and the Guarantors), the Issuer shall be deemed to be in compliance with the provisions of this Section 4.18.

SECTION 4.19. Limitations on Designation of Unrestricted Subsidiaries.

(a) The Issuer may designate any Subsidiary (including any newly formed or newly acquired Subsidiary) of the Issuer (other than the Co-Issuer) as an “Unrestricted Subsidiary” under this Indenture (a “Designation”) only if:

(1) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2) the Issuer would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to Section 4.11, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary on such date.

(b) No Subsidiary shall be Designated as an “Unrestricted Subsidiary” unless such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are no less favorable to the Issuer or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates;

(3) is a Person with respect to which neither the Issuer nor any Restricted Subsidiary has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any Restricted Subsidiary, except for any guarantee given solely to support the pledge by the Issuer or any Restricted Subsidiary of the Equity Interests of such Unrestricted Subsidiary, which guarantee is not recourse to the Issuer or any Restricted Subsidiary, and except to the extent the amount thereof constitutes a Restricted Payment permitted pursuant to Section 4.11.

(c) If, at any time, any Unrestricted Subsidiary fails to meet the requirements of Section 4.19(a) and (b) as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of the date and, if the Indebtedness is not permitted to be incurred under Section 4.10 or the Lien is not permitted under Section 4.12, the Issuer shall be in default of the applicable covenant. The Issuer may not designate the Co-Issuer as an Unrestricted Subsidiary.

(d) The Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(1) no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(2) all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of this Indenture.

(e) All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of the Issuer, delivered to the Trustee certifying compliance with the foregoing provisions.

SECTION 4.20. Limitations on Sale and Leaseback Transactions.

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Leaseback Transaction; provided that the Issuer or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(1) the Issuer or such Restricted Subsidiary could have (a) incurred the Indebtedness attributable to such Sale and Leaseback Transaction pursuant to Section 4.10 and (b) incurred a Lien to secure such Indebtedness pursuant to Section 4.12;

(2) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the Fair Market Value of the asset that is the subject of such Sale and Leaseback Transaction; and

(3) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Issuer or the applicable Restricted Subsidiary applies the proceeds of such transaction in accordance with, Section 4.13.

SECTION 4.21. Limitation on Issuances or Sale of Equity Interests of Restricted Subsidiaries.

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, sell or issue any shares of Equity Interests of any Restricted Subsidiary except (1) to the Issuer, a Restricted Subsidiary or the minority stockholders of any Restricted Subsidiary, on a pro rata basis or (2) to the extent such shares represent directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Wholly-Owned Restricted Subsidiary. The sale of all the Equity Interests of any Restricted Subsidiary is permitted by this Section 4.21 but is subject to Section 4.13.

SECTION 4.22. Conduct of Business.

The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.

SECTION 4.23. Payments for Consent.

The Issuers will not, and will not permit any of their Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

SECTION 4.24. Limitation on Activities of the Co-Issuer.

The Co-Issuer shall not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than (1) the issuance of its Equity Interests to the Issuer or any Wholly-Owned Restricted Subsidiary of the Issuer, (2) the incurrence of Indebtedness as a co-obligor or guarantor, as the case may be, of the Notes, the Credit Agreement and any other Indebtedness that is permitted to be incurred by the Issuer under Section 4.10; provided that the net proceeds of such Indebtedness are not retained by the Co-Issuer, and (3) activities incidental thereto. Neither the Issuer nor any Restricted Subsidiary shall engage in any transactions with the Co-Issuer in violation of the immediately preceding sentence.

ARTICLE FIVE

SUCCESSOR CORPORATION

SECTION 5.01. Mergers, Consolidations, Etc.

(a) The Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, (i) consolidate or merge with or into (other than a merger with a Wholly-Owned Restricted Subsidiary solely for the purpose of changing the Issuer’s jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer and the Restricted Subsidiaries (taken as a whole) or (ii) adopt a Plan of Liquidation unless, in either case:

(1) either:

(A) the Issuer will be the surviving or continuing Person; or

(B) the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture in form and substance satisfactory to the Trustee, all of the obligations of the Issuer under the Notes, this Indenture, the Security Documents, the Intercreditor Agreement and the Registration Rights Agreement, and shall cause (i) such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdiction as may be required by applicable law to preserve and protect the lien on the Collateral pledged by the Issuer, together with such financing statements or comparable documents as may be required to perfect any security interest in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions and (ii) the property and assets of the Person which is merged or consolidated with or into the Successor, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, to be treated as after-acquired property and the Successor shall take such actions as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent provided in the Security Documents and this Indenture, in each case in a form reasonably satisfactory to the Trustee,

(2) immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(B) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, no Default shall have occurred and be continuing; and

(3) immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (1)(B) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, the Issuer or the Successor, as the case may be, (x) could incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception or (y) shall have a Consolidated Interest Coverage Ratio greater than the Consolidated Interest Coverage Ratio of the Issuer immediately prior to such transaction and assumption.

For purposes of this Section 5.01(a), any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

(b) The Co-Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, (i) consolidate or merge with or into, or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Co-Issuer or (ii) adopt a Plan of Liquidation unless, in either case:

(1) either:

(A) the Co-Issuer will be the surviving or continuing Person; or

(B) the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made is a corporation organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture in form and substance satisfactory to the Trustee, all of the obligations of the Co-Issuer under the Notes, this Indenture, the Security Documents, the Intercreditor Agreement and the Registration Rights Agreement and shall cause (i) such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdiction as may be required by applicable law to preserve and protect the lien on the Collateral pledged by Co-Issuer, together with such financing statements or comparable documents as may be required to perfect any security interest in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states or jurisdictions and (ii) the property and assets of the Person which is merged or consolidated with or into the Successor, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, to be treated as after-acquired property and the Successor shall take such actions as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent provided in the Security Documents and this Indenture, in each case in a form reasonably satisfactory to the Trustee; and

(2) immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(B) above, no Default shall have occurred and be continuing.

(c) Except as provided in Section 11.05, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Issuer, the Co-Issuer or another Guarantor, unless:

(1) either:

(A) such Guarantor will be the surviving or continuing Person; or

(B) the Person formed by or surviving any such consolidation or merger assumes, by supplemental indenture in form and substance satisfactory to the Trustee, all of the obligations of such Guarantor under the Note Guarantee of such Guarantor, this Indenture, the Security Documents, the Intercreditor Agreement and the Registration Rights Agreement and shall (i) cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdiction as may be required by applicable law to preserve and protect the lien on the Collateral pledged by such Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interest in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states, provinces or jurisdictions and (ii) the property and assets of the Person which is merged or consolidated with or into the Successor, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, to be treated as after-acquired property and the Successor shall take such actions as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent provided in the Security Documents and this Indenture, in each case in a form reasonably satisfactory to the Trustee; and

(2) immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

(d) For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Issuer, will be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

(e) Upon any consolidation, combination or merger of the Issuer, the Co-Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer, the Co-Issuer or such Guarantor is not the continuing obligor under the Notes or its Note Guarantee, the surviving entity formed by such consolidation or into which the Issuer, the Co-Issuer or such Guarantor is merged or to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer, the Co-Issuer or such Guarantor under the Notes, the Note Guarantees, this Indenture, the Security Documents and the Intercreditor Agreement, with the same effect as if such surviving entity had been named therein as the Issuer, the Co-Issuer or such Guarantor and, except in the case of a lease, the Issuer, the Co-Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of the Issuer’s, the Co-Issuer’s or such Guarantor’s other obligations and covenants under the Notes, this Indenture, the Security Documents, the Intercreditor Agreement and its Note Guarantee, if applicable.

(f) Notwithstanding the foregoing, any Restricted Subsidiary may merge into the Issuer or another Restricted Subsidiary; provided that the Issuer and such Restricted Subsidiaries shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdiction as may be required by applicable law to preserve and protect the lien on the Collateral pledged by such entity, together with such financing statements or comparable documents as may be required to perfect any security interest in such Collateral which may be perfected by the filing of a financing statement or a similar document under the UCC or other similar statute or regulation of the relevant states, provinces or jurisdictions.

ARTICLE SIX

DEFAULT AND REMEDIES

SECTION 6.01. Events of Default.

Each of the following is an “Event of Default”:

(1) failure by the Issuer and the Co-Issuer to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days;

(2) failure by the Issuer and the Co-Issuer to pay the principal on any of the Notes when it becomes due and payable, whether at Stated Maturity, upon redemption, upon purchase, upon acceleration or otherwise;

(3) failure by the Issuer to comply with Section 5.01 or in respect of its obligations to make a Change of Control Offer as described under Section 4.09;

(4) failure by the Issuer to comply with Section 4.10 or Section 4.11 and continuance of this failure for 30 days after notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

(5) failure by the Issuer to comply with any other agreement or covenant in this Indenture and continuance of such failure for 60 days after notice of such failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

(6) default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness of the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(A) is caused by a failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) principal on such Indebtedness,

(B) results in the acceleration of such Indebtedness prior to its express final maturity or

(C) results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (A), (B) or (C) has occurred and is continuing, aggregates $10.0 million or more or such Indebtedness is a Credit Facility;

(7) one or more judgments or orders that exceed $10.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Issuer or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

(8) the Issuer, the Co-Issuer, any Significant Subsidiary or the General Partner pursuant to or within the meaning of any applicable bankruptcy law:

(A) commences a voluntary case or proceeding,

(B) consents to the entry of an order for relief against it in an involuntary case or proceeding,

(C) consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

(D) makes a general assignment for the benefit of its creditors;

(9) a court of competent jurisdiction enters an order or decree under any applicable bankruptcy law that:

(A) is for relief against the Issuer, the Co-Issuer, any Significant Subsidiary or the General Partner as debtor in an involuntary case,

(B) appoints a Custodian of the Issuer, the Co-Issuer, any Significant Subsidiary or the General Partner or a Custodian for all or substantially all of the assets of the Issuer, any Significant Subsidiary or the General Partner, or

(C) orders the liquidation of the Issuer, the Co-Issuer, any Significant Subsidiary or the General Partner,

and the order or decree remains unstayed and in effect for 60 days;

(10) any Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and this Indenture) or is declared in a judicial proceeding null and void and unenforceable or found in a judicial proceeding to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of this Indenture and the Note Guarantee); or

(11) so long as the Security Documents have not been otherwise terminated in accordance with their terms and the Collateral as a whole has not been released from the

Lien of the Security Documents securing the Notes in accordance with the terms thereof, with respect to Collateral having a Fair Market Value in excess of $10.0 million, (a) any default by the Issuer, the Co-Issuer, or any Guarantor in the performance of its obligations under the Security Documents (after the lapse of any applicable grace periods) or this Indenture which adversely affects the condition or value of such Collateral, in any material respect, (b) repudiation or disaffirmation of the Issuer, the Co-Issuer or any Guarantor of its respective obligations under the Security Documents and (c) the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Issuer, the Co-Issuer or any Guarantor for any reason.

SECTION 6.02. Acceleration.

If an Event of Default specified in clause (8) or (9) of Section 6.01 with respect to the Issuer, the Co-Issuer or the General Partner occurs, all outstanding Notes shall become due and payable without any further action or notice. If an Event of Default (other than an Event of Default specified in clause (8) or (9) of Section 6.01 with respect to the Issuer, the Co-Issuer or the General Partner) shall have occurred and be continuing under this Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer and the Trustee, may declare (an “acceleration declaration”) all amounts owing under the Notes to be due and payable immediately. Notwithstanding the foregoing, after any such acceleration pursuant to any of the preceding two sentences, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may rescind and annul such acceleration:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Defaults have been cured or waived except nonpayment of principal or interest that has become due solely because of this acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Issuer has paid to the Trustee its reasonable compensation and reimbursed the Trustee of its expenses, disbursements and advances; and

(5) in the event of a cure or waiver of a Default of the type set forth in Section 6.01(8) or (9), the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Default has been cured or waived.

SECTION 6.03. Other Remedies.

If a Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon a Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

SECTION 6.04. Waiver of Past Defaults.

Subject to Sections 2.09, 6.07 and 9.02, the Holders of a majority in principal amount of the outstanding Notes (which may include consents obtained in connection with a tender offer or exchange offer of Notes) by notice to the Trustee may waive an existing Default and its consequences, except a Default in the payment of principal of or interest on any Note as specified in Section 6.01(1) or (2). The Issuers shall deliver to the Trustee an Officers’ Certificate stating that the requisite percentage of Holders have consented to such waiver and attaching copies of such consents. When a Default is waived, it is cured and ceases.

SECTION 6.05. Control by Majority.

The Holders of not less than a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it. Subject to Section 7.01, however, the Trustee may refuse to follow any direction that conflicts with any law or this Indenture, any Security Document or the Intercreditor Agreement, that the Trustee determines may be unduly prejudicial to the rights of another Holder, or that may involve the Trustee in personal liability; provided that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction. In the event the Trustee takes any action or follows any direction pursuant to this Indenture, the Trustee shall be entitled to indemnification against any loss or expense caused by taking such action or following such direction.

SECTION 6.06. Limitation on Suits.

No Holder will have any right to institute any proceeding with respect to this Indenture, the Notes, the Security Documents or the Intercreditor Agreement or for any remedy thereunder, unless the Trustee:

(1) has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of Notes outstanding;

(2) has been offered indemnity, security or prefunding reasonably satisfactory to it; and

(3) has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in clause (1) of Section 6.01).

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder.

SECTION 6.07. Rights of Holders To Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on a Note, on or after the respective due dates therefor, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

SECTION 6.08. Collection Suit by Trustee.

If a Default in payment of principal or interest specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuers or any other obligor on the Notes for the whole amount of principal and accrued interest and fees remaining unpaid, together with interest on overdue principal and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate per annum borne by the Notes and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09. Trustee May File Proofs of Claim.

The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relating to the Issuers, their creditors or their property and shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceedings is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due the Trustee under Section 7.07. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, compromise, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding. The Trustee shall be entitled to participate as a member of any official committee of creditors in the matters as it deems necessary or advisable.

SECTION 6.10. Priorities.

Subject to the Intercreditor Agreement and the Security Documents, if the Trustee collects any money or property pursuant to this Article Six, it shall pay out the money or property in the following order:

First: to the Trustee for amounts due under Section 7.07;

Second: to Holders for interest accrued on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for interest;

Third: to Holders for principal amounts due and unpaid on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal; and

Fourth: to the Issuers or, if applicable, the Guarantors, as their respective interests may appear.

The Trustee, upon prior notice to the Issuers, may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by a Holder or Holders of more than 10% in principal amount of the outstanding Notes.

ARTICLE SEVEN

TRUSTEE

SECTION 7.01. Duties of Trustee.

(a) If a Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of a Default:

(1) The Trustee need perform only those duties as are specifically set forth herein or, to the extent applicable, in the Trust Indenture Act and no duties, covenants, responsibilities or obligations shall be implied in this Indenture against the Trustee.

(2) In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates (including Officers’ Certificates) or opinions (including Opinions of Counsel) furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) Notwithstanding anything to the contrary herein, the Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) This paragraph does not limit the effect of Section 7.01(b).

(2) The Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

(3) The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) No provision of this Indenture, the Notes or the Security Documents shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or to take or omit to take any action under this Indenture or take any action at the request or direction of Holders if it shall have reasonable grounds for believing that repayment of such funds is not assured to it.

(e) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) In the absence of bad faith, negligence or willful misconduct on the part of the Trustee, the Trustee shall not be responsible for the use or application of any money by any Paying Agent other than the Trustee.

SECTION 7.02. Rights of Trustee.

Subject to Section 7.01:

(a) The Trustee may rely conclusively on any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 12.05. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent (other than an agent who is an employee of the Trustee) appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers.

(e) The Trustee may consult with counsel of its selection and the advice or opinion of such counsel as to legal matters, including with respect to this Indenture and the Security Documents, shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate (including any Officers’ Certificate), statement, instrument, opinion (including any Opinion of Counsel), notice, request, direction, consent, order, bond, debenture, or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled, upon reasonable notice to the Issuers, to examine the books, records, and premises of the Issuers, personally or by agent or attorney at the sole cost of the Issuers.

(h) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(i) The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as duties.

(j) The Trustee shall have no duty to inquire as to the performance of the Issuers with respect to (i) the covenants, agreements or other terms and conditions set forth herein or in any Security Document, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture, any Security Document or any other agreement, instrument or document, (iii) the creation, perfection or priority of any Lien purported to be created by the Security Documents, (iv) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in any Security Documents, other than to confirm receipt of items expressly required to be delivered to the Trustee.

(k) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(l) The Trustee may request that the Issuers deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(m) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default and such notice references the Notes and this Indenture.

(n) In the event that the Trustee (in such capacity or in any other capacity hereunder or under any Security Document) is unable to decide between alternative courses of action permitted or required by the terms of this Indenture or any Security Document, or in the event that the Trustee is unsure as to the application of any provision of this Indenture or any Security Document, or believes any such provision is ambiguous as to its application, or is, or appears to be, in conflict with any other application provision, or in the event that this Indenture or any Security Document permits any determination by or the exercise of discretion on the part of the Trustee or is silent or is incomplete as to the course of action that the Trustee is required to take with respect to a particular set of facts, the Trustee shall promptly give notice (in such form as shall be appropriate under the circumstances) to the Holders requesting instruction as to the course of action to be adopted, and to the extent the Trustee acts in good faith in accordance with any written instructions received from a majority in aggregate principal amount of the then outstanding Notes, the Trustee shall not be liable on account of such action to any Person. If the Trustee shall not have received appropriate instruction within 10 days of such notice

(or such shorter period as reasonably may be specified in such notice or as may be necessary under the circumstances) it may, but shall be under no duty to, take or refrain from taking such action as it shall deem to be in the best interests of the Holders and the Trustee shall have no liability to any Person for such action or inaction.

(o) Whenever in the administration of or in connection with this Indenture, the Notes or the Security Documents, the Issuers are required to provide an Officers’ Certificate, the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may, as the case may be, request and in the absence of bad faith or willful misconduct on its part, rely upon such Officers’ Certificate.

(p) In no event shall the Trustee be responsible or liable for any special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

SECTION 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers, their Subsidiaries or their respective Affiliates with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.

SECTION 7.04. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuers in this Indenture or any document issued in connection with the sale of Notes or any statement in the Notes other than the Trustee’s certificate of authentication. The Trustee makes no representations with respect to the effectiveness or adequacy of this Indenture.

SECTION 7.05. Notice of Default.

The Trustee shall mail to each Holder notice of all uncured Defaults actually known to the Trustee within 30 days after obtaining actual knowledge of such Default. Except in the case of a Default in payment of principal of, or interest on, any Note, including an accelerated payment and the failure to make a payment on the Change of Control Payment Date pursuant to a Change of Control Offer or the Net Proceeds Payment Date pursuant to an Net Proceeds Offer, or a Default in complying with the provisions of Article Five, the Trustee may withhold the notice if and so long as the Board of Directors, the executive committee, or a trust committee of directors and/or Responsible Officers, of the Trustee in good faith determines that withholding the notice is in the interest of the Holders.

SECTION 7.06. Reports by Trustee to Holders.

Within 60 days after each June 1, beginning with June 1, 2010, the Trustee shall, to the extent that any of the events described in Trust Indenture Act § 313(a) occurred within the previous twelve months, but not otherwise, mail to each Holder a brief report dated as of such date that complies with Trust Indenture Act § 313(a). The Trustee also shall comply with Trust Indenture Act §§ 313(b), 313(c) and 313(d).

A copy of each report at the time of its mailing to Holders shall be mailed to the Issuers and filed with the SEC and each securities exchange, if any, on which the Notes are listed.

The Issuers shall notify the Trustee if the Notes become listed on any securities exchange or of any delisting thereof and the Trustee shall comply with Trust Indenture Act § 313(d).

SECTION 7.07. Compensation and Indemnity.

The Issuers shall pay to the Trustee from time to time such compensation as the Issuers and the Trustee shall from time to time agree in writing for its services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers shall reimburse the Trustee upon request for all reasonable disbursements, expenses (including reasonable fees and expenses of agents and counsel) and advances incurred or made by it in addition to the compensation for its services, except any such disbursements, expenses and advances as may be attributable to the Trustee’s negligence, bad faith or willful misconduct.

The Issuers shall indemnify each of the Trustee or any predecessor Trustee and its agents, employees, officers, stockholders and directors for, and hold them harmless against, any and all loss, damage, claims or expenses including taxes (other than taxes based upon, measured by or determined by the taxable income of the Trustee) or liability incurred by them except for such actions to the extent caused by any negligence, bad faith or willful misconduct on their part, arising out of or in connection with the acceptance or administration of this trust including the reasonable costs and expenses of defending themselves against or investigating any claim or liability in connection with the exercise or performance of any of the Trustee’s rights, powers or duties hereunder. In addition to the foregoing, the Issuers shall indemnify the Trustee and Collateral Agent or any predecessor Trustee and Collateral Agent and their respective agents, employees, officers, stockholders and directors for, and hold them harmless against, any and all loss, damage, claims, liability or expense incurred by them arising out of, or in any way related to, any actual or alleged presence or release or threatened release of any Hazardous Materials on, at, under or from any property owned, leased or operated by the Issuer or any of its Subsidiaries at any time, or any Environmental Claim related in any way to the Issuer or any of its Subsidiaries.

For purposes of this paragraph, (i) “Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws and (ii) “Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, release or threatened release in or into the environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, release or threatened release of Hazardous Material or alleged injury or threat of injury to health, safety or the environment. The Trustee shall notify the Issuers promptly of any claim asserted against the Trustee or any of its agents, employees, officers, stockholders and directors for which it may seek indemnity. Failure of the Trustee to so notify the Issuers shall not relieve the Issuers of their obligations hereunder. The Issuers may, subject to the approval of the Trustee (which approval shall not be unreasonably withheld), defend the claim and the Trustee shall cooperate in the defense. The Trustee and its agents, employees, officers, stockholders and directors subject to the claim may have separate counsel and the Issuers shall pay the reasonable fees and expenses of such counsel; provided, however, that the Issuers will not be required to pay such fees and expenses if, subject to the approval of the Trustee (which approval shall not be unreasonably withheld), it assumes the Trustee’s defense and there is no conflict of interest between the Issuers and the Trustee and its agents, employees, officers, stockholders and directors subject to the claim in connection with such defense as reasonably determined by the Trustee. The Issuers need not pay for any settlement made without its written consent. The Issuers need not reimburse any expense or indemnify against any loss or liability to the extent incurred by the Trustee through its negligence, bad faith or willful misconduct.

To secure the Issuers’ payment obligations in this Section 7.07, the Trustee shall have a senior claim prior to the Notes against all money or property held or collected by the Trustee, in its capacity as Trustee.

When the Trustee incurs expenses or renders services after a Default specified in Section 6.01(8) or (9) occurs, such expenses and the compensation for such services shall be paid to the extent allowed under any Bankruptcy Law.

Notwithstanding any other provision in this Indenture, the foregoing provisions of this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the appointment of a successor Trustee.

SECTION 7.08. Replacement of Trustee.

The Trustee may resign at any time by so notifying the Issuers in writing. The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by so notifying the Issuers and the Trustee and may appoint a successor Trustee. The Issuers may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10;

(2) the Trustee is adjudged a bankrupt or an insolvent;

(3) a receiver or other public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers shall notify each Holder of such event and shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Immediately after that, the retiring Trustee shall transfer, after payment of all sums then owing to the Trustee pursuant to Section 7.07, all property held by it as Trustee to the successor Trustee, subject to the Lien provided in Section 7.07, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall mail notice of its succession to each Holder.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuers or the Holders of at least 10% in principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Issuers.

If the Trustee fails to comply with Section 7.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuers’ obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09. Successor Trustee by Merger, Etc.

If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the resulting, surviving or transferee corporation without any further act shall, if such resulting, surviving or transferee corporation is otherwise eligible hereunder, be the successor Trustee; provided that such corporation shall be otherwise qualified and eligible under this Article Seven.

SECTION 7.10. Eligibility; Disqualification.

This Indenture shall always have a Trustee who satisfies the requirement of Trust Indenture Act §§ 310(a)(1), 310(a)(2) and 310(a)(5). The Trustee shall have a combined capital and surplus of at least $150,000,000 as set forth in its most recent published annual report of condition. In addition, if the Trustee is a corporation included in a bank holding company system, the Trustee, independently of the bank holding company, shall meet the capital requirements of Trust Indenture Act § 310(a)(2). The Trustee shall comply with Trust Indenture Act § 310(b); provided, however, that there shall be excluded from the operation of Trust Indenture Act § 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Issuers are outstanding, if the requirements for such exclusion set forth in Trust Indenture Act § 310(b)(1) are met. The provisions of Trust Indenture Act § 310 shall apply to the Issuers and any other obligor of the Notes.

SECTION 7.11. Preferential Collection of Claims Against the Issuers.

The Trustee, in its capacity as Trustee hereunder, shall comply with Trust Indenture Act § 311(a), excluding any creditor relationship listed in Trust Indenture Act § 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act § 311(a) to the extent indicated.

ARTICLE EIGHT

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.01. Termination of the Issuers’ Obligations.

The Issuer may terminate its obligations under the Notes, this Indenture and the Security Documents, and this Indenture shall cease to be of further effect, except those obligations referred to in the penultimate paragraph of this Section 8.01, if all Notes previously authenticated and delivered (other than destroyed, lost or stolen Notes which have been replaced or paid) have been delivered to the Trustee for cancellation and the Issuer has paid all sums payable by it hereunder, or if:

(1) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation, or

(2) (a) all Notes not delivered to the Trustee for cancellation otherwise have become due and payable or have been called for redemption pursuant to Section 5 or Section 6 of the Notes and the Issuer has irrevocably deposited or caused to be deposited with the Trustee trust funds in trust in an amount of money sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation,

(b) the Issuer and the Co-Issuer have paid all sums payable by them under this Indenture,

(c) the Issuer and the Co-Issuer have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be, and

(d) the Holders have a valid, perfected, exclusive security interest in this trust.

In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

Subject to the next sentence and notwithstanding the foregoing paragraph, the Issuers’ obligations in Sections 2.05, 2.06, 2.07, 2.08, 4.01, 4.02, 4.03 (as to legal existence of the Issuers only), 7.07, 8.05 and 8.06 shall survive until the Notes are no longer outstanding pursuant to the last paragraph of Section 2.08. After the Notes are no longer outstanding, the Issuers’ obligations in Sections 7.07, 8.05 and 8.06 shall survive.

After such delivery or irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Issuers’ obligations under the Notes, the Security Documents and this Indenture except for those surviving obligations specified above.

SECTION 8.02. Legal Defeasance and Covenant Defeasance.

(a) The Issuers may, at their option and at any time, elect to have either paragraph (b) or (c) below be applied to all outstanding Notes upon compliance with the conditions set forth in Section 8.03.

(b) Upon the Issuer’s exercise under paragraph (a) hereof of the option applicable to this paragraph (b), the Issuer, the Co-Issuer and the Guarantor shall, subject to the satisfaction of the conditions set forth in Section 8.03, be deemed to have been discharged from their obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and the Note Guarantees, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.04 hereof and the other Sections of this Indenture referred to in (i) and (ii) below, and to have satisfied all its other obligations under such Notes and this Indenture and the Security Documents and the Guarantors shall be deemed to have satisfied all of their obligations under the Note Guarantees, this Indenture and the Security Documents (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(i) the rights of Holders of outstanding Notes to receive, solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such Section 8.04, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due;

(ii) the Issuers obligations with respect to such Notes under Article Two and Section 4.02 hereof;

(iii) the rights, powers, trusts, duties and immunities of the Trustee and Collateral Agent and the Issuers’ obligations in connection therewith; and

(iv) this Article Eight.

Subject to compliance with this Article Eight, the Issuer may exercise its option under this Section 8.02(b) notwithstanding the prior exercise of its option under Section 8.02(c) hereof.

(c) Upon the Issuers’ exercise under paragraph (a) hereof of the option applicable to this paragraph (c), the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.03 hereof, be released from their respective obligations under the Note Guarantees, the Security Documents and the covenants contained in Sections 4.03 (other than with respect to the legal existence of the Issuers), 4.04, 4.05, 4.07 and 4.09 through 4.24 and Section 5.01(a)(3) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.03 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuers and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuers’ exercise under paragraph (a) hereof of the option applicable to this paragraph (c), subject to the satisfaction of the conditions set forth in Section 8.03 hereof, clauses (3), (4), (5), (6), (7), (10) and (11) of Section 6.01 hereof shall not constitute Events of Default.

SECTION 8.03. Conditions to Legal Defeasance or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02(b) or 8.02(c) hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. Legal Tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment), in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of and interest on the Notes on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the Notes, and the Holders must have a valid, perfected, exclusive security interest in such trust,

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that:

(a) the Issuer has received from, or there has been published by the Internal Revenue Service, a ruling, or

(b) since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred,

(4) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing),

(5) the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under (other than a Default resulting solely from the borrowing of funds to be applied to such deposit and the grant of any Lien on such deposit in favor of the Trustee and/or the Holders), the Credit Agreement or any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound,

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by it with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

(7) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the conditions provided for in, in the case of the Officers’ Certificate, clauses (1) through (6) and, in the case of the Opinion of Counsel, clauses (1) (with respect to the validity and perfection of the security interest), (2) and/or (3), as applicable, and (5) of this paragraph have been complied with.

SECTION 8.04. Application of Trust Money.

The Trustee or Paying Agent shall hold in trust U.S. Legal Tender and U.S. Government Obligations deposited with it pursuant to this Article Eight, and shall apply the deposited U.S. Legal Tender and the money from U.S. Government Obligations in accordance with this Indenture to the payment of principal of and interest on the Notes. The Trustee shall be under no obligation to invest said U.S. Legal Tender and U.S. Government Obligations except as it may agree with the Issuers. U.S. Legal Tender and U.S. Government Obligations so held in trust are not subject to Article Ten.

The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Legal Tender and U.S. Government Obligations deposited pursuant to Section 8.03 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article Eight to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the Issuer’s request any U.S. Legal Tender and U.S. Government Obligations held by it as provided in Section 8.03 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.05. Repayment to the Issuers.

Subject to this Article Eight, the Trustee and the Paying Agent shall promptly pay to the Issuers upon request any excess U.S. Legal Tender and U.S. Government Obligations held by them at any time and thereupon shall be relieved from all liability with respect to such money. The Trustee and the Paying Agent shall pay to the Issuers upon request any money held by them for the payment of principal or interest that remains unclaimed for two years; provided that the Trustee or such Paying Agent, before being required to make any payment, may at the expense of the Issuers cause to be published once in a newspaper of general circulation in the City of

New York or mail to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein which shall be at least 30 days from the date of such publication or mailing any unclaimed balance of such money then remaining will be repaid to the Issuers. After payment to the Issuers, Holders entitled to such money must look to the Issuers for payment as general creditors unless an applicable law designates another Person.

SECTION 8.06. Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. Legal Tender and U.S. Government Obligations in accordance with this Article Eight by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article Eight until such time as the Trustee or Paying Agent is permitted to apply all such U.S. Legal Tender and U.S. Government Obligations in accordance with this Article Eight; provided that if the Issuers have made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the U.S. Legal Tender and U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE NINE

AMENDMENTS, SUPPLEMENTS AND WAIVERS

SECTION 9.01. Without Consent of Holders.

(a) The Issuer, the Co-Issuer, the Guarantors, the Trustee and the Collateral Agent, as applicable, may amend or supplement this Indenture, the Notes, the Note Guarantees, the Security Documents or the Intercreditor Agreement without notice to or the consent of any Holder:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the obligations of the Issuer and the Co-Issuer to the Holders in the case of a merger, consolidation or sale of all or substantially all of the assets, in accordance with Article Five;

(4) to release any Guarantor from any of its obligations under its Note Guarantee or this Indenture (to the extent permitted by this Indenture);

(5) to provide for the accession or succession of any parties to the Intercreditor Agreement or the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Credit Facilities, the Notes or Other Pari Passu Secured Indebtedness or any other agreement or action that is not prohibited by this Indenture;

(6) to provide for the release of Collateral in accordance with the terms of this Indenture, the Intercreditor Agreement and the Security Documents (it being understood that the Liens on the Collateral with respect to the Notes and the Note Guarantees will be released to the extent the corresponding First Priority Liens securing Credit Facility Obligations are released);

(7) to provide security for additional borrowings under the Credit Facilities or any additional Indebtedness which Liens are permitted to be incurred in accordance with this Indenture;

(8) to expand the Collateral securing the Notes or the Note Guarantees;

(9) to evidence and provide the acceptance of the appointment of a successor trustee under this Indenture or successor Collateral Agent; or

(10) to make any change that does not materially adversely affect the rights of any Holder, or, in the case of this Indenture, to maintain the qualification of this Indenture under the Trust Indenture Act;

provided that the Issuers have delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate, each stating that such amendment or supplement complies with the provisions of this Section 9.01.

SECTION 9.02. With Consent of Holders.

(a) Subject to Section 6.07, the Issuer, the Co-Issuer, the Guarantors, the Trustee and the Collateral Agent, as applicable, may amend this Indenture without notice to any Holder but with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (voting as one class) (including consents obtained in connection with a tender offer for, exchange for or purchase of the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding. Any amendment, other than amendments under Section 9.01, or waiver of any Security Documents or the Intercreditor Agreement shall require the consent of the Controlling Secured Parties (including consents obtained in connection with a tender offer for, exchange for or purchase of, the Notes), in which case such amendment or waiver shall be binding upon all Holders of the Notes and all holders of Other Pari Passu Secured Indebtedness; provided, however, that such amendment shall not, without the consent of the Two Thirds Controlling Secured Parties (including consents obtained in connection with a tender offer for, exchange for or purchase of, the Notes) release all or substantially all of the Collateral other than in accordance with this Indenture, the Intercreditor Agreement and the Security Documents.

(b) Without the consent of each Holder affected, no amendment or waiver may:

(1) change the maturity of any Note;

(2) reduce the amount, extend the due date or otherwise affect the terms of any scheduled payment of interest on or principal of the Notes;

(3) reduce any premium payable upon optional redemption of the Notes, change the date on, or the circumstances under which, any Notes are subject to redemption or otherwise alter the provisions with respect to the redemption of the Notes (other than provisions relating to the repurchase of Notes under Sections 4.09 and 4.13, except that if a Change of Control has occurred, no amendment or other modification of the obligation of the Issuer to make a Change of Control Offer relating to such Change of Control shall be made without the consent of each Holder of the Notes affected);

(4) make any Note payable in money or currency other than that stated in the Notes;

(5) make any change in the ranking or priority of any Note that would adversely affect the Holders of the Notes;

(6) reduce the percentage of Holders necessary to consent to an amendment or waiver to this Indenture or the Notes;

(7) impair the rights of Holders to receive payments of principal of or interest on the Notes;

(8) release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except as permitted by this Indenture; or

(9) make any change in these amendment and waiver provisions.

(c) It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, supplement or waiver but it shall be sufficient if such consent approves the substance thereof.

(d) After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

SECTION 9.03. [Reserved].

SECTION 9.04. Compliance with the Trust Indenture Act.

From the date on which this Indenture is qualified under the Trust Indenture Act, every amendment, waiver or supplement of this Indenture, the Notes or the Note Guarantees shall comply with the Trust Indenture Act as then in effect.

SECTION 9.05. Revocation and Effect of Consents.

Until an amendment, waiver or supplement becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to his Note or portion of his Note by notice to the Trustee or the Issuers received before the date on which the Trustee receives an Officers’ Certificate certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver.

The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver which record date shall be at least 30 days prior to the first solicitation of such consent. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date. The Issuers shall inform the Trustee in writing of the fixed record date if applicable.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (1) through (9) of Section 9.02(b), in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note; provided that any such waiver shall not impair or affect the right of any Holder to receive payment of principal of and interest on a Note, on or after the respective due dates therefor, or to bring suit for the enforcement of any such payment on or after such respective dates without the consent of such Holder.

SECTION 9.06. Notation on or Exchange of Notes.

If an amendment, supplement or waiver changes the terms of a Note, the Issuers may require the Holder of the Note to deliver it to the Trustee. The Issuers shall provide the Trustee with an appropriate notation on the Note about the changed terms and cause the Trustee to return it to the Holder at the Issuers’ expense. Alternatively, if the Issuers or the Trustee so determines, the Issuers in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.07. Trustee and the Collateral Agent to Sign Amendments, Etc.

The Trustee and the Collateral Agent shall execute any amendment, supplement or waiver authorized pursuant to this Article Nine; provided that the Trustee or the Collateral Agent, as applicable, may, but shall not be obligated to, execute any such amendment, supplement or waiver which affects the Trustee’s or the Collateral Agent’s own rights, duties or immunities, as applicable, under this Indenture. The Trustee or the Collateral Agent, as applicable, shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel and an Officers’ Certificate each stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article Nine is authorized or permitted by this Indenture and constituted the legal, valid and binding obligations of the Issuers enforceable in accordance with its terms. Such Opinion of Counsel shall be at the expense of the Issuers.

ARTICLE TEN

COLLATERAL

SECTION 10.01. Collateral and Security Documents.

The due and punctual payment of the principal of, premium (if any) and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and (to the extent permitted by law) interest on the Notes and performance of all other obligations of the Issuers and the Guarantors to the Holders, the Trustee or the Collateral Agent under this Indenture, the Notes, the Intercreditor Agreement and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Second-Priority Liens that secure the obligations, subject to the terms of the Intercreditor Agreement. Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreement, and authorizes and directs the Collateral Agent to enter into the Security Documents (including mortgages and deeds of trusts for the Real Property identified in the Security Documents) and the Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith; provided, however, that if any of the provisions of the Security Documents limit, qualify or conflict with the duties imposed by the provisions of the TIA, the TIA shall control. The Issuers and Guarantors will, to the extent required under the Security Documents and subject to the limitations therein, do or cause to be done all things which are necessary to confirm that the Collateral Agent holds a Second-Priority Lien in the Collateral, including property that becomes Collateral after the Issue Date.

SECTION 10.02. Recordings and Opinions.

(a) To the extent applicable, the Issuer will cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities subject to the Lien of the Security Documents, to be complied with.

(b) Any release of Collateral permitted by Section 10.03 hereof will be deemed not to impair the Liens under this Indenture and the Security Documents in contravention thereof. Any certificate or opinion required by TIA § 314(d) may be made by an officer or legal counsel, as applicable, of the Issuer except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the Trustee.

(c) Notwithstanding anything to the contrary in this Section 10.02, the Issuer will not be required to comply with all or any portion of TIA § 314(d) if it reasonably determines that under the terms of TIA § 314(d) or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA § 314(d) is inapplicable to any release or series of releases of Collateral.

(d) Pursuant to TIA § 314(b), the Issuers and the Guarantors shall furnish to the Trustee at least thirty (30) days prior to the anniversary of the Issue Date in each year an Opinion of Counsel, dated as of such date, either (i) stating that, in the opinion of such counsel, such action has been taken with respect to the recording, filing, re-recording, and refiling of this Indenture or the Security Documents, as applicable, as are necessary to maintain the perfected Liens of the applicable Security Documents securing the Obligations under applicable law to the extent required by the Security Documents other than any action as described therein to be taken and such opinion may refer to prior Opinions of Counsel and contain customary assumptions, qualifications and exceptions and may rely on an Officers’ Certificate of the Company or (ii) stating that, in the opinion of such counsel, no such action is necessary to maintain such Liens or security interests.

SECTION 10.03. Release of Collateral.

(a) The Liens on the Collateral under the Security Documents securing the Obligations under the Notes and this Indenture will be released, subject to this Section 10.03,

(1) in whole, upon payment in full of the principal of, accrued and unpaid interest, including additional interest, and premium, if any, on the Notes;

(2) in whole, upon satisfaction and discharge as set forth under Section 8.01;

(3) in whole, upon a legal defeasance or covenant defeasance as set forth under Section 8.02;

(4) as to any asset constituting Collateral (A) that is sold or otherwise disposed of by the Issuer, the Co-Issuer or any of the Guarantors (to a person that is not an Issuer, Co-Issuer or a Guarantor) in a transaction permitted by Section 4.13 and by the Security Documents (to the extent of the interest sold or disposed of and other than any sale or disposition among the Issuer, the Co-Issuer and any Guarantor) or otherwise permitted by this Indenture and the Security Documents, if all other Liens on that asset securing the Credit Facility Obligations and any Other Pari Passu Secured Indebtedness then secured by that asset (including all commitments thereunder) are released; (B) that is Capital Stock or other securities of a Subsidiary of the Issuer to the extent necessary for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 or Rule 3-10 of Regulation S-X under the Exchange Act, due to the fact that such Subsidiary’s Capital Stock or other securities secures the Notes or Note Guarantees, to file separate financial statements with the SEC (or any other governmental agency); or (C) that is otherwise released in accordance with, and as expressly provided for in accordance with, this Indenture, the Intercreditor Agreement and the Security Documents (it being understood that to the extent provided in the Intercreditor Agreement, the Liens on the Collateral with respect to the Notes and the Note Guarantees will be released to the extent the corresponding First Priority Liens securing Credit Facility Obligations are released);

(5) in compliance with Section 9.02, as to property that constitutes less than all or substantially all of the Collateral, with the consent of the Controlling Secured Parties (or in the case of a release of all or substantially all of the Collateral, with the consent of the Two Thirds Controlling Secured Parties), including consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes; or

(6) with respect to assets of a Guarantor upon release of such Guarantor from its Note Guarantee pursuant to Section 11.05;

provided that, in the case of any release in whole pursuant to clause (a)(1) above, all amounts owing to the Collateral Agent, the Trustee under the Notes, the Note Guarantees, the Security Documents and the Intercreditor Agreement have been paid.

(b) [Reserved].

(c) In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article Ten to be sold be under any obligation to ascertain or inquire into the authority of the Issuers or the applicable Guarantor to make any such sale or other transfer.

(d) Any release of any Lien on the Collateral under the Security Documents securing the Obligations under the Notes and this Indenture under this Section 10.03 will occur automatically as provided in Section 10.03(a)(4)(A), (B) and (C) and, upon receipt of an Officers’ Certificate and an Opinion of Counsel that all conditions precedent to such release have been satisfied, the Collateral Agent shall promptly deliver such appropriate instruments acknowledging such release as the applicable Issuer or Guarantor may request. Upon receipt of an Officers’ Certificate and an Opinion of Counsel that all conditions precedent to such release have been satisfied, the Collateral Agent shall also release the Liens on the Collateral under the Security Documents securing the Obligations under the Notes and this Indenture as provided in the other subparts of Section 10.03(a).

SECTION 10.04. Authorization of Receipt of Funds by the Trustee Under the Security Documents.

Subject to the provisions of the Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture and the Security Documents.

SECTION 10.05. Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article Ten upon any Issuers or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of such Issuer or Guarantor or of any officer or officers thereof required by the provisions of this Article Ten; and if the Collateral shall be in the possession of the Collateral Agent under any provision of this Indenture, then such powers may be exercised by the Collateral Agent.

SECTION 10.06. Collateral Agent.

(a) The Trustee and each of the Holders by acceptance of the Notes hereby designates and appoints the Collateral Agent as its agent under this Indenture, the Security Documents and the Intercreditor Agreement and the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Security Documents and the Intercreditor Agreement and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture, the Security Documents and the Intercreditor Agreement, together with such powers as are reasonably incidental thereto. The Collateral Agent agrees to act as such on the express conditions contained in this Section 10.06. The provisions of this Section 10.06 are solely for the benefit of the Collateral Agent and none of the Trustee, any of the Holders nor any of the Issuers or Guarantors shall have any rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided in Section 10.03. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents and the Intercreditor Agreement, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with the Trustee, any Holder, any Issuer or any Subsidiary of the Company, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents and the Intercreditor Agreement or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Indenture, the Collateral Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Collateral Agent is expressly entitled to take or assert under this Indenture, the Security Documents and the Intercreditor Agreement, including the exercise of remedies pursuant to Article Six, and any action so taken or not taken shall be deemed consented to by the Trustee and the Holders.

(b) The Collateral Agent may execute any of its duties under this Indenture, the Security Documents or the Intercreditor Agreement by or through agents, employees, attorneys-in-fact or through its related Persons and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agent, employee, attorney-in-fact or related Person that it selects as long as such selection was made without gross negligence or willful misconduct.

(c) None of the Collateral Agent, nor any of its respective related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Security Document or Intercreditor Agreement or the transactions contemplated thereby (except for its own negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by any Issuer or any Guarantor, officer or related Person thereof, contained in this or any Indenture, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this or any other Indenture, the Security Documents or the Intercreditor Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this or any other Indenture, the Security Documents or the Intercreditor Agreement, or for any failure of any Issuer, Guarantor or any other party to this Indenture, the Security Documents or the Intercreditor Agreement to perform its obligations hereunder or thereunder. None of the Collateral Agent or any of its respective related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this or any other Indenture, the Security Documents or the Intercreditor Agreement or to inspect the properties, books, or records of any Issuer or Guarantor.

(d) The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram,

facsimile, telex, or telephone message, statement, or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to any Issuer or Guarantor), independent accountants and other experts and advisors selected by the Collateral Agent. The Collateral Agent shall be fully justified in failing or refusing to take any action under this or any other Indenture, the Security Documents or the Intercreditor Agreement unless it shall first receive such advice or concurrence of the Trustee as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this or any other Indenture, the Security Documents or the Intercreditor Agreement in accordance with a request or consent of the Trustee and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e) The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Collateral Agent shall have received written notice from the Trustee or an Issuer or Guarantor referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article Six (subject to this Section 10.06); provided, however, that unless and until the Collateral Agent has received any such request, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

(f) U.S. Bank National Association and its respective Affiliates (and any successor Collateral Agent and its affiliates) may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Issuer or Guarantor and its Affiliates as though it was not the Collateral Agent hereunder and without notice to or consent of the Trustee. The Trustee and the Holders acknowledge that, pursuant to such activities, U.S. Bank National Association or its respective Affiliates (and any successor Collateral Agent and its affiliates) may receive information regarding any Issuer or Guarantor or its Affiliates (including information that may be subject to confidentiality obligations in favor of any such Issuer, Guarantor or such Affiliate) and acknowledge that the Collateral Agent shall not be under any obligation to provide such information to the Trustee or the Holders. Nothing herein shall impose or imply any obligation on the part of U.S. Bank National Association (or any successor Collateral Agent) to advance funds.

(g) The Collateral Agent may resign at any time upon thirty (30) days’ prior written notice to the Trustee and the Issuers and the Guarantors, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture, the Trustee, subject to the consent of the Issuer (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Collateral Agent may appoint, after consulting with the Trustee, subject to the consent of the Issuers (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor collateral agent. If no successor collateral agent is appointed and consented to by the Issuers pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 10.06 (and Section 10.07) shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture. The Trustee shall initially act as Collateral Agent and shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents or the Intercreditor Agreement, neither the Collateral Agent nor any of its respective officers, directors, employees or agents or other related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own willful misconduct, gross negligence or bad faith.

(h) The Trustee agrees that it shall not (and shall not be obliged to), and shall not instruct the Collateral Agent to, unless specifically requested to do so by the Controlling Secured Parties, take or cause to be taken any action to enforce its rights under this Indenture, the Notes or the Security Documents or against any Issuer or Guarantor, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(i) If at any time or times the Trustee shall receive (i) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations secured by the Security Documents arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Collateral Agent pursuant to the terms of this Indenture, the Security Documents or the Intercreditor Agreement, or (ii) payments from the Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to this Indenture, the Security Documents or the Intercreditor Agreement, the Trustee shall promptly turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent.

(j) The Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession.

(k) The Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Issuer or Guarantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Issuer or Guarantor’s property constituting collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture, any Security Document or the Intercreditor Agreement, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion given the Collateral Agent’s own interest in the Collateral and that the Collateral Agent shall have no other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing.

(l) No provision of this Indenture, the Intercreditor Agreement or any Security Document shall require the Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Collateral Agent) if it shall have reasonable grounds for believing that repayment of such funds is not assured to it.

(m) The Collateral Agent (i) shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers, or for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Collateral Agent was grossly negligent in ascertaining the pertinent facts, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Issuers (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law), (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.

(n) Neither the Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Collateral Agent nor the Trustee shall be liable for any indirect, special or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

SECTION 10.07. Compensation and Indemnity.

The Collateral Agent shall be entitled to the compensation and indemnity set forth in Section 7.07 (with the references to the Trustee therein being deemed to refer to the Collateral Agent).

SECTION 10.08. Intercreditor Agreement and other Security Documents.

The Trustee and Collateral Agent is each hereby directed and authorized to execute and deliver the Intercreditor Agreement or any other Security Documents in which it is named as a party. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under pursuant to, the Intercreditor Agreement or any Security Document, the Trustee and Collateral Agent each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

ARTICLE ELEVEN

NOTE GUARANTEE

SECTION 11.01. Unconditional Guarantee.

Subject to the provisions of this Article Eleven, each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably guarantees, on a senior secured basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuers or any other Guarantors to the Holders or the Trustee hereunder or thereunder: (a) (x) the due and punctual payment of the principal of, premium, if any, and interest on the Notes when and as the same shall become due and payable, whether at maturity, upon redemption or repurchase, by acceleration or otherwise, (y) the due and punctual payment of interest on the overdue principal and (to the extent permitted by law) interest, if any, on the Notes and (z) the due and punctual payment and performance of all other obligations of the Issuers and all other obligations of the other Guarantors (including under the Note Guarantees and the Security Documents), in each case, to the Holders, the Trustee or the Collateral Agent hereunder or thereunder (including amounts due the Trustee under Section 7.07 hereof), all in accordance with the terms hereof and thereof (collectively, the “Guarantee Obligations”); and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the due and punctual payment and performance of Guarantee Obligations in accordance with the terms of the extension or renewal, whether at maturity, upon redemption or repurchase, by acceleration or otherwise. Failing payment when due of any amount so guaranteed, or failing performance of any other obligation of the Issuers to the Holders under this Indenture or under the Notes or the Security Documents, for whatever reason, each Guarantor shall be obligated to pay, or to perform or cause the performance of, the same immediately. A Default under this Indenture or the Notes shall constitute an event of default under the Note Guarantees, and shall entitle the Holders of Notes to accelerate the obligations of the Guarantors thereunder in the same manner and to the same extent as the obligations of the Issuers.

Each of the Guarantors hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Issuers, any action to enforce the same, whether or not a Note Guarantee is affixed to any particular Note, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each of the Guarantors hereby waives the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenants that its Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and this Note Guarantee. This Note Guarantee is a guarantee of payment and not of collection. If any Holder or the Trustee is required by any court or otherwise to return to the Issuers or to any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuers or such Guarantor, any amount paid by the Issuers or such Guarantor to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between it, on the one hand, and the Holders of Notes and the Trustee, on the other hand, (a) subject to this Article Eleven, the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (b) in the event of any acceleration of such obligations as provided in Article Six hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.

SECTION 11.02. [Reserved].

SECTION 11.03. Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state, provincial, territorial or foreign law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Note Guarantee and this Article Eleven shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including any guarantee of a Credit Facility under Section 4.10(b)(1)) that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article Eleven, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

SECTION 11.04. Execution and Delivery of Note Guarantee.

To further evidence its Note Guarantee set forth in Section 11.01, each Guarantor hereby agrees that a notation of such Note Guarantee, substantially in the form of Exhibit C hereto, shall be endorsed on each Note authenticated and delivered by the Trustee. Such Note Guarantee shall be executed on behalf of each Guarantor by either manual or facsimile signature of one Officer or other person duly authorized by all necessary corporate action of each Guarantor who shall have been duly authorized to so execute by all requisite corporate action. The validity and enforceability of any Note Guarantee shall not be affected by the fact that it is not affixed to any particular Note.

Each of the Guarantors hereby agrees that its Note Guarantee set forth in Section 11.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer of a Guarantor whose signature is on this Indenture or a Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which such Note Guarantee is endorsed or at any time thereafter, such Guarantor’s Note Guarantee of such Note shall nevertheless be valid.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Note Guarantee set forth in this Indenture on behalf of each Guarantor.

SECTION 11.05. Release of a Guarantor.

A Guarantor shall be released from its obligations under its Notes Guarantee:

(1) in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of such Guarantor then held by the Issuer and the Restricted Subsidiaries;

(2) if such Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Guarantor, in each case in accordance with the provisions of this Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively; or

(3) if such Guarantor shall not guarantee or incur any Indebtedness under any Credit Facility (other than if such Guarantor no longer guarantees any Indebtedness under any Credit Facility as a result of payment under any guarantee of any such Indebtedness by such Guarantor); provided that a Guarantor shall not be permitted to be released from its Note Guarantee if it is an obligor with respect to Indebtedness that would not, under Section 4.10, be permitted to be incurred by a Restricted Subsidiary that is not a Guarantor.

The Trustee shall execute an appropriate instrument prepared by the Issuers evidencing the release of a Guarantor from its obligations under its Note Guarantee upon receipt of a request by the Issuers or such Guarantor accompanied by an Officers’ Certificate and an Opinion of Counsel certifying as to the compliance with this Section 11.05; provided, however, that the legal counsel delivering such Opinion of Counsel may rely as to matters of fact on one or more Officers’ Certificates of the Issuers.

Except as set forth in Articles Four and Five and this Section 11.05, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Issuers or another Guarantor or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuers or another Guarantor.

SECTION 11.06. Waiver of Subrogation.

Until this Indenture is discharged and all of the Notes are discharged and paid in full, each Guarantor hereby irrevocably waives and agrees not to exercise any claim or other rights which it may now or hereafter acquire against the Issuers that arise from the existence, payment, performance or enforcement of the Issuers’ obligations under the Notes or this Indenture and such Guarantor’s obligations under this Note Guarantee and this Indenture, in any such instance including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, and any right to participate in any claim or remedy of the Holders against the Issuers, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Issuers, directly or indirectly, in cash or other assets or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and any amounts owing to the Trustee or the Holders of Notes under the Notes, this Indenture, or any other document or instrument delivered under or in connection with such agreements or instruments, shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Trustee or the Holders and shall forthwith be paid to the Trustee for the benefit of itself or such Holders to be credited and applied to the obligations in favor of the Trustee or the Holders, as the case may be, whether matured or unmatured, in accordance with the terms of this Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 11.06 is knowingly made in contemplation of such benefits.

SECTION 11.07. Immediate Payment.

Each Guarantor agrees to make immediate payment to the Trustee on behalf of the Holders of all Guarantee Obligations owing or payable to the respective Holders upon receipt of a demand for payment therefor by the Trustee to such Guarantor in writing.

SECTION 11.08. No Set-Off.

Each payment to be made by a Guarantor hereunder in respect of the Guarantee Obligations shall be payable in the currency or currencies in which such Guarantee Obligations are denominated (the “Denominated Currency”), and shall be made without set-off, counterclaim, reduction or diminution of any kind or nature. If any Guarantor makes payment relative to any Guarantee Obligations in a currency (the “Other Currency”) other than the Denominated Currency (whether voluntarily or pursuant to an order or judgment of a court or tribunal of any jurisdiction), such payment shall constitute a discharge of such Guarantor’s Guarantee Obligations only to the extent of the amount of the Denominated Currency which the Trustee is able to purchase on behalf of the Holders of all Guarantee Obligations with the amount it receives on the date of receipt. If the amount of the Denominated Currency which the Trustee is able to purchase is less than the amount of such currency originally due to it in respect to the relevant Guarantee Obligations, the relevant Guarantor shall indemnify and save the Trustee harmless from and against any loss or damage arising as a result of such deficiency. This indemnity constitutes an obligation separate and independent from the other obligations contained in this Indenture, gives rise to a separate and independent cause of action, applies irrespective of any indulgence granted by the Trustee and continues in full force and effect notwithstanding any judgment or order in respect of any amount due hereunder or under any judgment or order.

SECTION 11.09. Guarantee Obligations Absolute.

The obligations of each Guarantor hereunder are and shall be absolute and unconditional and any monies or amounts expressed to be owing or payable by each Guarantor hereunder which may not be recoverable from such Guarantor on the basis of a Guarantee shall be recoverable from such Guarantor as a primary obligor and principal debtor in respect thereof.

SECTION 11.10. Guarantee Obligations Continuing.

The obligations of each Guarantor hereunder shall be continuing and shall remain in full force and effect until all such obligations have been paid and satisfied in full. Each Guarantor agrees with the Trustee that it will from time to time deliver to the Trustee suitable acknowledgments of this continued liability hereunder and under any other instrument or instruments in such form as counsel to the Trustee may advise and as will prevent any action brought against it in respect of any default hereunder being barred by any statute of limitations now or hereafter in force and, in the event of the failure of a Guarantor so to do, it hereby irrevocably appoints the Trustee the attorney and agent of such Guarantor to make, execute and deliver such written acknowledgment or acknowledgments or other instruments as may from time to time become necessary or advisable, in the judgment of the Trustee on the advice of counsel, to fully maintain and keep in force the liability of such Guarantor hereunder.

SECTION 11.11. Guarantee Obligations Not Reduced.

The obligations of each Guarantor hereunder shall not be satisfied, reduced or discharged solely by the payment of such principal, premium, if any, interest, fees and other monies or amounts as may at any time prior to discharge of this Indenture pursuant to Article Eight be or become owing or payable under or by virtue of or otherwise in connection with the Notes or this Indenture.

SECTION 11.12. Guarantee Obligations Reinstated.

The obligations of each Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced the obligations of any Guarantor hereunder (whether such payment shall have been made by or on behalf of the Issuers or by or on behalf of a Guarantor) is rescinded or reclaimed from any of the Holders upon the insolvency, bankruptcy, liquidation or reorganization of the Issuers or any Guarantor or otherwise, all as though such payment had not been made. If demand for, or acceleration of the time for, payment by the Issuers or any other Guarantor is stayed upon the insolvency, bankruptcy, liquidation or reorganization of the Issuers or such Guarantor, all such Indebtedness otherwise subject to demand for payment or acceleration shall nonetheless be payable by each Guarantor as provided herein.

SECTION 11.13. Guarantee Obligations Not Affected.

The obligations of each Guarantor hereunder shall not be affected, impaired or diminished in any way by any act, omission, matter or thing whatsoever, occurring before, upon or after any demand for payment hereunder (and whether or not known or consented to by any Guarantor or any of the Holders) which, but for this provision, might constitute a whole or partial defense to a claim against any Guarantor hereunder or might operate to release or otherwise exonerate any Guarantor from any of its obligations hereunder or otherwise affect such obligations, whether occasioned by default of any of the Holders or otherwise, including, without limitation:

(a) any limitation of status or power, disability, incapacity or other circumstance relating to the Issuers or any other Person, including any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding-up or other proceeding involving or affecting the Issuers or any other Person;

(b) any irregularity, defect, unenforceability or invalidity in respect of any indebtedness or other obligation of the Issuers or any other Person under this Indenture, the Notes or any other document or instrument;

(c) any failure of the Issuers or any other Guarantor, whether or not without fault on its part, to perform or comply with any of the provisions of this Indenture, the Notes or any Note Guarantee, or to give notice thereof to a Guarantor;

(d) the taking or enforcing or exercising or the refusal or neglect to take or enforce or exercise any right or remedy from or against the Issuers or any other Person or their respective assets or the release or discharge of any such right or remedy;

(e) the granting of time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Issuers or any other Person;

(f) any change in the time, manner or place of payment of, or in any other term of, any of the Notes, or any other amendment, variation, supplement, replacement or waiver of, or any consent to departure from, any of the Notes or this Indenture, including, without limitation, any increase or decrease in the principal amount of or premium, if any, or interest on any of the Notes;

(g) any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of the Issuer, the Co-Issuer or a Guarantor;

(h) any merger or amalgamation of the Issuers or a Guarantor with any Person or Persons;

(i) the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction by any present or future action of any Governmental Authority or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the Guarantee Obligations or the obligations of a Guarantor under its Note Guarantee; and

(j) any other circumstance, including release of a Guarantor pursuant to Section 11.05 (other than by complete, irrevocable payment) that might otherwise constitute a legal or equitable discharge or defense of the Issuers under this Indenture or the Notes or of a Guarantor in respect of its Note Guarantee hereunder.

SECTION 11.14. Waiver.

Without in any way limiting the provisions of Section 11.01, each Guarantor hereby waives notice of acceptance hereof, notice of any liability of any Guarantor hereunder, notice or proof of reliance by the Holders upon the obligations of any Guarantor hereunder, and diligence, presentment, demand for payment on the Issuers, protest, notice of dishonor or non-payment of any of the Guarantee Obligations, or other notice or formalities to the Issuers or any Guarantor of any kind whatsoever.

SECTION 11.15. No Obligation To Take Action Against the Issuers.

Neither the Trustee nor any other Person shall have any obligation to enforce or exhaust any rights or remedies against the Issuers or any other Person or any property of the Issuers or any other Person before the Trustee is entitled to demand payment and performance by any or all Guarantors of their liabilities and obligations under their Note Guarantees or under this Indenture.

SECTION 11.16. Dealing with the Issuers and Others.

The Holders, without releasing, discharging, limiting or otherwise affecting in whole or in part the obligations and liabilities of any Guarantor hereunder and without the consent of or notice to any Guarantor, may

(a) grant time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Issuers or any other Person;

(b) take or abstain from taking security or collateral from the Issuers or from perfecting security or collateral of the Issuers;

(c) release, discharge, compromise, realize, enforce or otherwise deal with or do any act or thing in respect of (with or without consideration) any and all collateral, mortgages or other security given by the Issuers or any third party with respect to the obligations or matters contemplated by this Indenture or the Notes;

(d) accept compromises or arrangements from the Issuers;

(e) apply all monies at any time received from the Issuers or from any security upon such part of the Guarantee Obligations as the Holders may see fit or change any such application in whole or in part from time to time as the Holders may see fit; and

(f) otherwise deal with, or waive or modify their right to deal with, the Issuers and all other Persons and any security as the Holders or the Trustee may see fit.

SECTION 11.17. Default and Enforcement.

If any Guarantor fails to pay in accordance with Section 11.07 hereof, the Trustee may proceed in its name as trustee hereunder in the enforcement of the Note Guarantee of any such Guarantor and such Guarantor’s obligations thereunder and hereunder by any remedy provided by law, whether by legal proceedings or otherwise, and to recover from such Guarantor the obligations.

SECTION 11.18. Amendment, Etc.

No amendment, modification or waiver of any provision of this Indenture relating to any Guarantor or consent to any departure by any Guarantor or any other Person from any such provision will in any event be effective unless it is signed by such Guarantor and the Trustee.

SECTION 11.19. Acknowledgment.

Each Guarantor hereby acknowledges communication of the terms of this Indenture and the Notes and consents to and approves of the same.

SECTION 11.20. Costs and Expenses.

Each Guarantor shall pay on demand by the Trustee any and all reasonable out-of-pocket costs, fees and expenses (including, without limitation, legal fees on a solicitor and client basis) incurred by the Trustee, its agents, advisors and counsel or any of the Holders in enforcing any of their rights under any Note Guarantee.

SECTION 11.21. No Merger or Waiver; Cumulative Remedies.

No Note Guarantee shall operate by way of merger of any of the obligations of a Guarantor under any other agreement, including, without limitation, this Indenture. No failure to exercise and no delay in exercising, on the part of the Trustee or the Holders, any right, remedy, power or privilege hereunder or under this Indenture or the Notes, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under this Indenture or the Notes preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges in the Note Guarantee and under this Indenture, the Notes, the Intercreditor Agreement, the Security Documents and any other document or instrument between a Guarantor and/or the Issuers and the Trustee are cumulative and not exclusive of any rights, remedies, powers and privilege provided by law.

SECTION 11.22. Survival of Guarantee Obligations.

Without prejudice to the survival of any of the other obligations of each Guarantor hereunder, the obligations of each Guarantor under Section 11.01 shall survive the payment in full of the Guarantee Obligations and shall be enforceable against such Guarantor without regard to and without giving effect to any defense, right of offset or counterclaim available to or which may be asserted by the Issuers or any Guarantor.

SECTION 11.23. Guarantee in Addition to Other Guarantee Obligations.

The obligations of each Guarantor under its Note Guarantee and this Indenture are in addition to and not in substitution for any other obligations to the Trustee or to any of the Holders in relation to this Indenture or the Notes and any guarantees or security at any time held by or for the benefit of any of them.

SECTION 11.24. Severability.

Any provision of this Article Eleven which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction unless its removal would substantially defeat the basic intent, spirit and purpose of this Indenture and this Article Eleven.

SECTION 11.25. Successors and Assigns.

Each Note Guarantee shall be binding upon and inure to the benefit of each Guarantor and the Trustee and the other Holders and their respective successors and permitted assigns, except that no Guarantor may assign any of its obligations hereunder or thereunder.

ARTICLE TWELVE

MISCELLANEOUS

SECTION 12.01. Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies, or conflicts with another provision which is required or deemed to be included in this Indenture by the Trust Indenture Act, such required or deemed provision shall control.

SECTION 12.02. Notices.

Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telex, by nationally recognized overnight courier service, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to the Issuers or a Guarantor:

c/o Norcraft Companies, L.P.

3020 Denmark Avenue

Suite 100

Eagan, MN 55121

Attention: Chief Financial Officer

Telephone:	(651) 234-3300
Facsimile:	(651) 234-3398

with a copy to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attention: Byung Choi, Esq.

if to the Trustee:

U.S. Bank National Association

60 Livingston Avenue

St. Paul, MN 55107

Attention: Corporate Trust Administration

Telephone:	(651) 495-3918
Facsimile:	(651) 495-8097

if to the Collateral Agent:

U.S. Bank National Association

60 Livingston Avenue

St. Paul, MN 55107

Attention: Corporate Trust Administration

Telephone:	(651) 495-3918
Facsimile:	(651) 495-8097

Each of the Issuers and the Trustee by written notice to each other such Person may designate additional or different addresses for notices to such Person. Any notice or communication to the Issuers and the Trustee, shall be deemed to have been given or made as of the date so delivered if personally delivered; when answered back; when receipt is acknowledged, if telecopied; five (5) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee); and next Business Day if by nationally recognized overnight courier service.

Any notice or communication mailed to a Holder shall be mailed to him by first class mail or other equivalent means at his address as it appears on the registration books of the Registrar and shall be sufficiently given to him if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 12.03. Communications by Holders with Other Holders.

Holders may communicate pursuant to Trust Indenture Act § 312(b) with other Holders with respect to their rights under this Indenture, the Notes or the Note Guarantees. The Issuers, the Trustee, the Registrar and any other Person shall have the protection of Trust Indenture Act § 312(c).

SECTION 12.04. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuers to the Trustee to take any action under this Indenture, the Issuers shall furnish to the Trustee at the request of the Trustee:

(1) an Officers’ Certificate, in form and substance satisfactory to the Trustee, stating that, in the opinion of the signers, all conditions precedent to be performed or effected by the Issuers, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel stating that, in the opinion of such counsel, any and all such conditions precedent have been complied with.

SECTION 12.05. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture, other than the Officers’ Certificate required by Section 4.06, shall include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with or satisfied; and

(4) a statement as to whether or not, in the opinion of each such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

SECTION 12.06. Rules by Trustee, Paying Agent, Registrar.

The Trustee, Paying Agent or Registrar may make reasonable rules for its functions.

SECTION 12.07. Legal Holidays.

If a payment date is not a Business Day, payment may be made on the next succeeding day that is a Business Day.

SECTION 12.08. Governing Law.

This Indenture, the Notes and the Note Guarantees will be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflicts of law.

SECTION 12.09. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret another indenture, loan or debt agreement of any of the Issuers or any of its Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.10. No Recourse Against Others.

No director, officer, employee, incorporator, stockholder, partner, member or manager of the Issuer, the Co-Issuer or any Guarantor or the General Partner shall have any liability for any obligations of the Issuers under the Notes, this Indenture, the Security Documents, the Intercreditor Agreement or of any Guarantor under its Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. Such waiver and release are part of the consideration for issuance of the Notes.

SECTION 12.11. Successors.

All agreements of the Issuers and the Guarantors in this Indenture, the Notes and the Note Guarantees shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successor.

SECTION 12.12. Duplicate Originals.

All parties may sign any number of copies of this Indenture. Each signed copy or counterpart shall be an original, but all of them together shall represent the same agreement.

SECTION 12.13. Severability.

In case any one or more of the provisions in this Indenture, in the Notes or in the Note Guarantees shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed all as of the date first written above.

NORCRAFT COMPANIES, L.P.,
as Issuer

By:	Norcraft GP, L.L.C.,
its General Partner

	By:	/s/ Leigh Ginter
Name: Leigh Ginter
Title: Chief Financial Officer

NORCRAFT FINANCE CORP., as Co-Issuer

By	/s/ Leigh Ginter
Name: Leigh Ginter
Title: Vice President and Treasurer

NORCRAFT CANADA CORPORATION, as Guarantor

By	/s/ Leigh Ginter
Name: Leigh Ginter
Title: Vice President and Treasurer

U.S. BANK NATIONAL ASSOCIATION as Trustee

By	/s/ Richard Prokosch
Name: Richard Prokosch
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION as Collateral Agent

By	/s/ Richard Prokosch
Name: Richard Prokosch
Title: Vice President